UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MICHAEL KORS HOLDINGS LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICHAEL KORS HOLDINGS LIMITED
John D. Idol
Chairman and Chief Executive Officer

June 21, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Michael Kors Holdings Limited, to be held at 1:00 p.m., local time, on August 4, 2016 at Baker & McKenzie LLP, 100 New Bridge Street, London, 6JA EC4V. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2016 Annual Meeting of Shareholders and Proxy Statement.

In fiscal year 2016, we delivered strong financial results, growing total revenue 8% to $4.7 billion and increasing earnings per share by 4% to $4.44.  We continued to see growth across regions, with performance led by strength in accessories, footwear and menswear, as well as in our digital flagship business.  Importantly, our growth came despite the challenging retail environment, pressured by weak mall traffic and tourism trends, in addition to the foreign currency impact of the strengthening U.S. dollar.

Over the course of the year we also delivered a number of operational accomplishments, including:

•	Raising the level of fashion innovation and newness in our luxury product assortments;

•	Launching our digital flagship in Canada and developing a global platform that will enable us to launch our digital flagships across international markets;

•	Expanding our retail presence with 142 net new store openings globally;

•	Developing the platform to support long term growth in Asia, and successfully integrating our South Korea licensed business;

•	Accelerating the roll-out of our menswear line with new, modern designs in sportswear and leather goods; and

•	Continuing to make enhancements to our infrastructure to support long term sustainable growth.

For fiscal year 2017, we have multiple, long-term growth strategies in place, including international expansion, further development of our digital flagships, the build-out of our men's business, the launch of Michael Kors ACCESS wearable technology line, and the continued design innovation of our luxury fashion product. We will remain intently focused on these areas of our business where we can achieve profitable growth as we manage our business prudently through what we expect to be another challenging year for the overall retail industry.  We remain confident that we can continue to expand the Michael Kors business worldwide, and we are committed to driving earnings per share growth and delivering shareholder value over the long term.

Thank you for your continued support. We look forward to seeing you at our 2016 Annual Meeting.

Sincerely,
John D. Idol
Chairman and Chief Executive Officer

33 KINGSWAY LONDON WC2B 6UF

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
Notice is hereby given that the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Michael Kors Holdings Limited, a British Virgin Islands corporation (the “Company”), will be held at Baker & McKenzie LLP, 100 New Bridge Street, London, 6JA EC4V, on August 4, 2016 at 1:00 p.m., local time, for the following purposes:

1.	To elect three Class II directors for a three-year term and until the election and qualification of their respective successors in office;

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending April 1, 2017;

3.	To hold a non-binding advisory vote on executive compensation ("say on pay"); and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on June 1, 2016 as the record date for the Annual Meeting (the “Record Date”), and only holders of record of ordinary shares at such time will be entitled to notice of or to vote at the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement for the Annual Meeting. On or about June 21, 2016, we intend to mail to our shareholders of record as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and the Annual Report for the fiscal year ended April 2, 2016 (the “2016 Annual Report”). The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on August 4, 2016
The Notice, Proxy Statement and the 2016 Annual Report are available at www.proxyvote.com.
YOUR VOTE IS IMPORANT
Based on current New York Stock Exchange rules your broker will NOT be able to vote your ordinary shares with respect to the election of directors (Proposal No. 1) or the say on pay vote (Proposal No. 3) if you have not provided instructions to your broker. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder.
If you are a shareholder of record as of the Record Date, you will be admitted to the meeting upon presenting a form of photo identification. If you own ordinary shares beneficially through a bank, broker or otherwise, you will be admitted to the meeting upon presenting a form of photo identification and proof of share ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of share ownership for this purpose.

Regardless of whether or not you plan to attend the Annual Meeting, please follow the instructions you received to authorize a proxy to vote your ordinary shares as soon as possible to ensure that your ordinary shares are represented at the Annual Meeting. Any shareholder that decides to attend the Annual Meeting in person may, if so desired, revoke the prior proxy by voting their ordinary shares at the Annual Meeting.
By order of the Board of Directors,
Claire Harries Ogle
Corporate Secretary
London, United Kingdom
June 21, 2016

MICHAEL KORS HOLDINGS LIMITED
PROXY STATEMENT
2016 Annual Meeting of Shareholders
Thursday, August 4, 2016
GENERAL INFORMATION
This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Michael Kors Holdings Limited (the “Company,” “Michael Kors,” “we” or “us”) for use at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, August 4, 2016, at 1:00 p.m., local time, at Baker & McKenzie LLP, 100 New Bridge Street, London, 6JA EC4V, and any adjournment or postponement thereof. We expect to first make this Proxy Statement available, together with our Annual Report for the fiscal year ended April 2, 2016 (the “2016 Annual Report”), to shareholders on or about June 21, 2016.
Internet Availability of Annual Meeting Materials
We have elected to provide access to our proxy materials over the Internet in accordance with the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record as of the close of business on June 1, 2016 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their ordinary shares.
We intend to mail the Notice on or about June 21, 2016 to all shareholders of record entitled to vote at the Annual Meeting as of the close of business on the Record Date. On that same date, we will also mail a printed copy of this Proxy Statement, our 2016 Annual Report and form of proxy to certain shareholders who had previously requested printed copies.
Who May Vote
Only holders of record of our ordinary shares at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 176,448,645 ordinary shares were issued and outstanding. Each ordinary share is entitled to one vote at the Annual Meeting.

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What Constitutes a Quorum
Shareholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. A meeting of shareholders is duly constituted, and a quorum is present, if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.
Broker Non-Votes and Abstentions
Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote their shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “ABSTAIN” box on the proxy card, or similarly elects to abstain via Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2) and are counted as shares entitled to vote on such proposal. Based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of directors (Proposal No. 1) or the say on pay vote (Proposal No. 3) if you have not provided instructions to your broker. In the absence of voting instructions, broker non-votes will not be counted as entitled to vote on Proposals No. 1 or 3 and will not affect the outcome of these matters, assuming a quorum is obtained. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder. Abstentions are treated as shares that are entitled to vote and will have the same effect as a vote “AGAINST” a proposal.
Vote Required
Proposal No. 1 (Election of Directors): Under applicable British Virgin Islands law and our Amended and Restated Memorandum and Articles of Association (our “Memorandum”), directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and voted, if a quorum is present. Our Memorandum does not provide for cumulative voting. Under our Corporate Governance Guidelines, a director nominee, running uncontested, who receives more “AGAINST” than “FOR” votes is required to tender his or her resignation for consideration by the Governance and Nominating Committee. See “Corporate Governance—Director Nomination Process and Elections; Board Diversity.”
Proposal No. 2 (Auditor Ratification): The ratification of the appointment of Ernst & Young LLP, our proposed independent registered public accounting firm for the fiscal year ending April 1, 2017 (“Fiscal 2017”), requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, if a quorum is present.

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Proposal No. 3 (Say on Pay): Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement. Under our Memorandum, the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted is required to approve this resolution (assuming a quorum is present). The vote is non-binding and advisory in nature, but our Compensation and Talent Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results.
Voting Process and Revocation of Proxies
If you are a shareholder of record, there are three ways to vote by proxy:

•
By Internet – You can vote over the Internet at www.proxyvote.com by following the instructions in the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card. You will need to enter your control number, which is a 12-digit number located in a box on your proxy card that is included with your proxy materials. You can also vote by scanning the QR barcode on the Notice or proxy card. We encourage you to vote by Internet even if you received proxy materials in the mail.

•	By Telephone – You may vote and submit your proxy by calling (800) 690-6903 and providing your control number.

•
By Mail – If you received your proxy materials by mail or if you requested paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope provided with the proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on August 3, 2016. Submitting your proxy by any of these methods will not affect your ability to attend the Annual Meeting in-person and vote at the Annual Meeting.
If your ordinary shares are held in “street name,” meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you will receive instructions from your bank or brokerage firm. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks and brokers.
The Company will retain an independent tabulator to receive and tabulate the proxies.
If you submit proxy voting instructions and direct how your shares will be voted, the individuals named as proxies will vote your shares in the manner you indicate. If you submit proxy voting instructions but do not direct how your shares will be voted, the individuals named as proxies will vote your shares:
“FOR” the election of the three Class II nominees for director (Proposal No. 1);
“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 1, 2017 (Proposal No. 2); and
“FOR” the compensation of our named executive officers (Proposal No. 3).

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It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the individuals named as proxies will vote in accordance with their discretion with respect to such matters.
A shareholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	attending the Annual Meeting and voting in person;

•
voting by Internet or telephone (only the last vote cast by each shareholder of record will be counted), provided that the shareholder does so before 11:59 p.m. Eastern Daylight Time on August 3, 2016;

•
delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card or the date you voted by Internet or telephone, but prior to the date of the Annual Meeting, stating that the proxy is revoked; or

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.
You should send any written notice or new proxy card to Michael Kors Holdings Limited, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you are a registered holder you may request a new proxy card by calling the Company at its principal executive office in London at (44) 207 632 8600.

Any shareholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the ordinary shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.
Attendance at the Annual Meeting
Only shareholders or their legal proxy holders are invited to attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification (such as a driver’s license or passport), and if you hold your ordinary shares in street name you must also bring valid proof of ownership of your ordinary shares or a valid legal proxy. If you are a shareholder of record, you will be admitted to the meeting only if we are able to verify your shareholder status by checking your name against the list of registered shareholders on the Record Date. If you hold your ordinary shares in street name through a bank or brokerage firm, a brokerage statement reflecting your ownership as of the Record Date or a letter from a bank or broker is sufficient proof of ownership to be admitted to the meeting.
No cameras, recording equipment, electronic devices or large bags, briefcases or packages will be permitted in the Annual Meeting. Attendees may be asked to pass through security prior to entering the Annual Meeting.
The Company encourages members of its Board of Directors to attend the Annual Meeting. Representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, may also attend the Annual Meeting along with certain members of management of the Company and outside counsel.

4 | MICHAEL KORS	2016 Proxy Statement

Electronic Delivery of Proxy Materials and Annual Report
The Notice and Proxy Statement and the 2016 Annual Report are available at www.proxyvote.com. In the future, instead of receiving copies of the Notice and Proxy Statement and the Annual Report in the mail, shareholders may elect to view the proxy materials for the annual meeting on the Internet or receive proxy materials for the annual meeting by e-mail. The Notice will provide you with instructions regarding how to view our proxy materials over the Internet and how to instruct us to send future proxy materials to you by e-mail. Receiving your proxy materials online permits the Company to conserve natural resources and saves the Company the cost of producing and mailing documents to your home or business, while giving you an automatic link to the proxy voting site.
If you are a shareholder of record with ordinary shares registered in your own name, you may enroll in the electronic delivery service by contacting American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, or by following the instructions on their website at www.amstock.com. If you hold your shares in street name through a bank or brokerage firm, check the information provided to you by your bank or broker or contact your bank or broker for information on electronic delivery service.

Householding
The SEC permits companies to send a single Notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail one copy of this Proxy Statement, together with our 2016 Annual Report, to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. If you are a shareholder of record with ordinary shares registered in your own name and you are interested in consenting to the delivery of a single notice or proxy statement and annual report, you may do so by contacting American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, or by following the instructions on their website at www.amstock.com. If your family has multiple accounts holding our ordinary shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, the 2016 Annual Report or this Proxy Statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or verbal request. You may decide at any time to revoke your decision to receive a single copy of the proxy materials for your household, and thereby receive multiple copies of the proxy materials by contacting our transfer agent, if you are a record holder, or your broker, if you hold your ordinary shares in street name.
Solicitation of Proxies
We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our ordinary shares. Solicitation may be undertaken by written or electronic mail, telephone, personal contact, facsimile or other similar means by our directors, officers and employees without additional compensation.

5 | MICHAEL KORS	2016 Proxy Statement

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Board Composition
Our Board of Directors consists of eight members. Our Memorandum provides that our Board of Directors must be composed of between one and twelve members. The number of directors is determined from time to time by a resolution of the directors. John D. Idol serves as the Chairman of our Board of Directors. He has primary responsibility for providing leadership and guidance to our Board and for managing the affairs of our Board. We have appointed Michael Kors as the Honorary Chairman of our Board because he is our founder and the namesake behind our brand. Mr. Kors participates in board meetings and deliberations in his capacity as a director.
Our Board of Directors is divided into three classes. Pursuant to our Memorandum, our directors are appointed at the annual meeting of shareholders for a period of three years, with each director serving until the third annual meeting of shareholders following his or her election. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year of such expiration. Any additional directorships resulting from an increase in the number of directors or a vacancy will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
Michael Kors, Judy Gibbons and Jane Thompson are Class II directors and their term will expire on the date of the upcoming Annual Meeting. Accordingly, we are nominating Mr. Kors, Ms. Gibbons and Ms. Thompson for re-election at the Annual Meeting. If elected, each of them will serve as Class II directors until our annual meeting of shareholders in 2019 and until the election and qualification of their respective successors in office.
The following table lists each of our directors, their respective ages and positions and the class in which they serve as of the date of this Proxy Statement:

Name	Age	Position	Class	Term Expiring
Michael Kors	56	Honorary Chairman, Chief Creative Officer & Director	II	2016 Nominated for re-election
John D. Idol	57	Chairman, Chief Executive Officer & Director	III	2017
M. William Benedetto	75	Director	I	2018
Judy Gibbons	59	Director	II	2016 Nominated for re-election
Ann McLaughlin Korologos	74	Director	III	2017
Stephen F. Reitman	68	Director	I	2018
Jane Thompson	44	Director	II	2016 Nominated for re-election
Jean Tomlin	61	Director	I	2018
Director Nominees
Class II Director Nominees for Election at the 2016 Annual Meeting
Set forth below is a brief biography of each of our Class II directors being nominated for election at the Annual Meeting:

6 | MICHAEL KORS	2016 Proxy Statement

Michael Kors is Chief Creative Officer, Honorary Chairman and a director of the Company. Mr. Kors studied fashion design at the Fashion Institute of Technology in Manhattan and in 1981 created what has become an enduring and iconic luxury lifestyle empire with a distinctive point of view and global reach. He held his first runway show in 1984 for the Michael Kors fall collection and he has successfully built our Company into a global luxury lifestyle brand. Mr. Kors has been the recipient of numerous industry awards, including the CFDA Womenswear Designer of the Year in 1999 and Menswear Designer of the Year in 2003. Amongst his other accolades, Mr. Kors has also been awarded The Accessories Council ACE Award for Designer of the Year in 2006 and Fashion Group International’s Star Honoree at its annual Night of Stars Awards in 2009. In 2010, the CFDA acknowledged Mr. Kors with their most prestigious honor, the Lifetime Achievement Award. He also received the Award of Courage from the American Foundation for AIDS Research (amfAR) in 2011. In addition to all of these accomplishments, from 1998 to 2004 Mr. Kors also served as creative director of Celine, the French luxury brand.
Mr. Kors is a renowned, award winning designer and is instrumental in defining our brand and designing our collections. His unique role as our founder, Chief Creative Officer and the namesake behind our brand provides our Board of Directors with valuable leadership and insight into our design, marketing and publicity strategy. We believe that these factors taken together with Mr. Kors’ 35 years of experience in the fashion industry make him uniquely qualified to serve as a member of our Board of Directors.
Judy Gibbons has been a director of the Company since November 2012. She serves as a member of our Audit Committee and our Governance and Nominating Committee. From 2005 until 2010, Ms. Gibbons was employed by Accel Partners in Europe as a venture partner and board member, focusing primarily on early stage equity investments across mobile applications, digital advertising, e-commerce and social media. Prior to joining Accel Partners, Ms. Gibbons was Corporate Vice President at Microsoft where she spent ten years in international leadership roles in the company’s Internet division. Previously she has held senior positions at Apple Inc. and Hewlett Packard. Ms. Gibbons currently serves as a non-executive director of Hammerson plc and Guardian Media Group plc. She is also a director of Virgin Money Giving, a not-for-profit company within the Virgin Group.

Ms. Gibbons has over 25 years’ experience in software, Internet, digital media, e-commerce and mobile technologies. We believe that her experience as a business leader and her strategic and operational knowledge of digital media, e-commerce and technology is beneficial as we continue to digitize our brand and qualifies Ms. Gibbons to serve as a member of our Board of Directors.
Jane Thompson has been a director of the Company since January 2015. She serves as a member of our Audit Committee, Compensation and Talent Committee and Governance and Nominating Committee. Ms. Thompson is currently Co-Founder and Director of The Fusion Labs, a UK-based digital marketing and e-commerce company, which operates a network of niche e-commerce sites. From 2007 to 2009, Ms. Thompson was Managing Director, International at IAC/InterActiveCorp, a leading interactive media and Internet company, and from 2003 to 2007, she held various senior roles at Match.com LLC, including as Senior Vice President and General Manager, North America. She also previously worked as a management consultant at Bain & Company in London. Ms. Thompson currently serves as a non-executive director of Pure Gym Ltd. and as a director of Listcorp.com. She holds a MBA from the Wharton School of the University of Pennsylvania.
Ms. Thompson has over 10 years’ experience in e-commerce, digital marketing and technology. Her expertise in these areas, particularly as it relates to customer relationship management (CRM), provides the Board invaluable insights and qualifies Ms. Thompson to serve as a member of our Board of Directors.

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Our Board of Directors has no reason to believe that any of the nominees listed above would be unable to serve as a director of the Company. If, however, any nominee were to become unable to serve as a director, the proxy holders will have discretionary authority to vote for a substitute nominee.
Vote Required and Board Recommendation
If a quorum is present, directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and voted. Ordinary shares that constitute broker non-votes are not considered entitled to vote on Proposal No. 1 and will not affect the outcome of this matter, assuming a quorum is obtained. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the election of the three Class II director nominees named above. Unless contrary voting instructions are provided, the persons named as proxies will vote “FOR” the election of Michael Kors, Judy Gibbons and Jane Thompson to hold office as directors until the 2019 annual meeting of shareholders and until the election and qualification of their respective successors in office.
Continuing Directors
Class III Directors for Election at the 2017 Annual Meeting
John D. Idol has been the Chairman of the Board of Directors of the Company since September 2011 and the Chief Executive Officer and a director since December 2003. Previously, from July 2001 until July 2003, Mr. Idol served as Chairman and Chief Executive Officer and a director of Kasper ASL, Ltd., whose lines included the Anne Klein brand. Prior to that, from July 1997 until July 2001, Mr. Idol served as Chief Executive Officer and a director of Donna Karan International Inc. Prior thereto, from 1994 until 1997, Mr. Idol served as Ralph Lauren’s Group President and Chief Operating Officer of Product Licensing, Home Collection and Men’s Collection.
As our Chief Executive Officer for almost 13 years, Mr. Idol has intimate knowledge of our business operations and strategy. Mr. Idol also has extensive knowledge of sales and marketing, product development, operations, finance and strategy based on his more than 30 years’ experience in the retail industry. We believe that these factors taken together with Mr. Idol’s prior experience as Chairman and Chief Executive Officer of a public-company make him an invaluable member of our Board of Directors.
Ann McLaughlin Korologos has been a director of the Company since March 2013. She serves as the Chair of our Governance and Nominating Committee and is a member of our Compensation and Talent Committee. Ms. Korologos is a former U.S. Secretary of Labor. She is Chairman Emeritus of The Aspen Institute, a nonprofit organization, and previously served as the Chairman of the Board of Trustees of the RAND Corporation from April 2004 to April 2009. Ms. Korologos has significant public company board experience and currently serves as a director of Kellogg Company, Host Hotels & Resorts, Inc. and Harman International Industries, Inc.
Ms. Korologos possesses particular knowledge and experience in the areas of international markets, marketing, regulatory and government affairs, policy making and corporate governance. We believe that this knowledge and experience, together with her significant public company board and governance experience, qualifies Ms. Korologos to serve as a member of our Board of Directors.

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Class I Directors for Election at the 2018 Annual Meeting
M. William Benedetto has been a director of the Company since December 2011 and Lead Director since July 2014. He serves as the Chair of our Audit Committee and is a member of our Compensation and Talent Committee and Governance and Nominating Committee. Mr. Benedetto is a co-founder and retired chairman emeritus of The Benedetto Gartland Group, a boutique investment bank founded in 1988 that specializes in raising equity capital for private equity firms and providing other investment banking services. From 1983 to 1988, Mr. Benedetto served as executive vice president, director and manager of Dean Witter Reynolds, Inc.’s Investment Banking Division. From 1980 to 1983, Mr. Benedetto served as head of corporate finance for Warburg, Paribas Becker, and previously Mr. Benedetto served as an executive in the financial services industry since 1978. Mr. Benedetto was lead director of Donna Karan International from 1996 to 2001 and chaired its audit and compensation committees. Mr. Benedetto was a member of the board of directors of Georgetown University, as well as the chairman of its board of regents until June 30, 2010, and is currently a director of FidelisCare, a non-for-profit healthcare insurance company.
Mr. Benedetto has a strong financial background and significant experience as an executive in the financial services industry. We believe that these factors along with his prior public-company board experience (including his prior role as audit committee and compensation committee chairman) qualify Mr. Benedetto to serve as a member of our Board of Directors.

Stephen F. Reitman has been a director of the Company since December 2011. He serves as a member of our Audit Committee and Governance and Nominating Committee. Since June 2010, Mr. Reitman has been President of Reitmans (Canada) Limited, a specialty ladies’ wear retailer based in Canada, having previously served as Executive Vice President and Chief Operating Officer since 1984. Mr. Reitman currently serves on the board of directors of Reitmans and Simone Perele Canada Ltd., a wholly owned subsidiary of Simone Perele S.A.
Mr. Reitman has strong retail operations experience and extensive experience as an executive in the retail industry. We believe that Mr. Reitman’s in-depth knowledge of our industry qualifies him to serve as a member of our Board of Directors.
Jean Tomlin has been a director of the Company since March 2013. She serves as the Chair of our Compensation and Talent Committee and is a member of our Governance and Nominating Committee. From 2006 through the end of March 2013, Ms. Tomlin served as Director of Human Resources of the London Organising Committee of the Olympic and Paralympic Games. Previously, she was the Director of Human Resources of Marks & Spencer plc, a major British retailer. Ms. Tomlin also spent 15 years at Prudential plc and nine years at Ford Motor Company in the UK in various human resources management positions. Currently, Ms. Tomlin also serves as a director of J. Sainsbury plc, the UK’s third-largest food retailer and grocery store operator.
Ms. Tomlin has extensive management experience in human resources. We believe that her unique insight into human resources matters is instrumental as we continue to expand our organization internationally and qualifies Ms. Tomlin to serve as a member of our Board of Directors.

9 | MICHAEL KORS	2016 Proxy Statement

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of our website at www.michaelkors.com and in print to any shareholder who requests a copy from our Corporate Secretary. The Corporate Governance Guidelines set forth our corporate governance principles and reflect the governance rules of NYSE listed companies. These Corporate Governance Guidelines address, among other governance matters, Board composition and responsibilities, committees, director compensation, Board and committee self-appraisals, CEO compensation and executive succession planning.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees, including our CEO and CFO. A copy of our Code of Business Conduct and Ethics is available on the Investor Relations page of our website at www.michaelkors.com and in print to any shareholder who requests a copy from our Corporate Secretary. Our Code of Business Conduct and Ethics reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all directors, officers and employees are expected to comply. We proactively promote ethical behavior and encourage our directors, officers and employees to report violations of the Code of Business Conduct and Ethics, unethical behavior or other concerns either directly or through an anonymous toll-free telephone hotline. We also expect all of our employees (including our executive officers) and our directors to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to the General Counsel, Chief Human Resources Officer and Head of Internal Audit, in the case of potential conflicts involving an executive officer or director, or to the employee’s supervisor or to a representative of Human Resources, in the case of potential conflicts involving any other employee. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or our CEO or CFO, we will promptly disclose such amendment or waiver as required by applicable law and the NYSE.
Independence of Board
A majority of our directors and each member of our Audit Committee, Compensation and Talent Committee and Governance and Nominating Committee are required to be “independent” within the meaning of the NYSE listing standards and the guidelines for director independence set forth in our Corporate Governance Guidelines. The Governance and Nominating Committee reviews the independence of all members of the Board for purposes of determining which Board members are deemed independent and which are not. The Governance and Nominating Committee and our Board of Directors affirmatively determined that M. William Benedetto, Judy Gibbons, Ann McLaughlin Korologos, Stephen F. Reitman, Jane Thompson and Jean Tomlin are each independent.

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Committees of the Board
Our Board of Directors has three standing committees: an Audit Committee, a Compensation and Talent Committee and a Governance and Nominating Committee. The following table sets forth the members of each committee during Fiscal 2016:

	Audit Committee	Compensation and Talent Committee	Governance and Nominating Committee
M. William Benedetto L
Judy Gibbons
Ann McLaughlin Korologos
Stephen F. Reitman
Jane Thompson
Jean Tomlin
_______________________________
Chairperson Member Financial Expert Lead Director L

Audit Committee
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the accounting and financial reporting processes of the Company and the related internal controls, including the integrity of the financial statements and other financial information of the Company; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the audit of the Company’s financial statements; (v) the performance of the Company’s internal audit function and the independent auditor; and (vi) such other matters mandated by applicable law or NYSE rules.
In carrying out these responsibilities, the Audit Committee, among other things:

•	Selects, determines compensation, evaluates and, where appropriate, replaces the independent auditor;

•	Approves all audit engagement fees and terms and all non-audit engagements with the independent auditor;

•	Evaluates annually the performance of the independent auditor and the lead audit partner;

•	Reviews annual audited and quarterly unaudited financial statements with management and the independent auditor;

•	Reviews reports and recommendations of the independent auditor;

•
Reviews the scope and plan of work to be done by the internal audit group and annually reviews the performance of the internal audit group and the appointment, replacement and compensation of the person responsible for the Company’s internal audit function;

•	Reviews management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s related attestation;

•	Oversees the Company’s risk assessment and risk management policies, procedures and practices;

•	Establishes procedures for receiving and responding to complaints regarding accounting, internal accounting controls or auditing matters;

•	Reviews, and if appropriate, approves related person transactions; and

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•	Evaluates its own performance annually and reports regularly to the Board.
A complete copy of the Audit Committee Charter is available on the Investor Relations page of our website at www.michaelkors.com.
The Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules, and that each member of the Audit Committee is financially literate. Furthermore, the Board of Directors has determined that Mr. Benedetto qualifies as an “audit committee financial expert” under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002.
Compensation and Talent Committee
The Compensation and Talent Committee has direct responsibility for the compensation of the Company’s executive officers, including the CEO, and for incentive compensation and equity-based plans.
In carrying out these responsibilities, the Compensation and Talent Committee, among other things:

•	Reviews the Company’s compensation strategy to ensure it is appropriate;

•
Reviews and approves the corporate goals and objectives of the Company’s Chief Creative Officer and CEO, evaluates the performance of these executives in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves their compensation level, perquisites and other benefits based on this evaluation;

•	Recommends and sets appropriate compensation levels for the Company’s named executive officers;

•	Evaluates the potential risks associated with the Company’s compensation policies and practices;

•
Reviews, evaluates and makes recommendations to the Board with respect to incentive compensation plans, equity-based plans and director compensation, and is primarily responsible for setting performance targets under annual bonus and long-term incentive compensation plans and certifying the achievement level of any such performance targets;

•
Reviews our annual equity share usage rate and aggregate long-term incentive grant value on a regular basis to ensure that the dilutive and earnings impact of equity compensation remains appropriate, affordable and competitive;

•	Retains (or terminates) consultants to assist in the evaluation of director and executive officer compensation; and

•	Evaluates its own performance annually and reports regularly to the Board.
A complete copy of the Compensation and Talent Committee Charter is available on the Investor Relations page of our website at www.michaelkors.com.
No person who served as a member of our Compensation and Talent Committee during Fiscal 2016 has served as one of our officers or employees or has any relationship requiring disclosure under Item 404 of Regulation S-K (“Regulation S-K”) of the Securities Act of 1933, as amended (the “Securities Act”). None of our executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation and Talent Committee.

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Governance and Nominating Committee
The purpose of the Governance and Nominating Committee is to perform, or assist the Board in performing, the duties of the Board relating to: (i) identification and nomination of directors; (ii) areas of corporate governance; (iii) succession planning for the CEO and other members of senior management; (iv) annual performance evaluations of the Board and the committees of the Board; and (v) the other duties and responsibilities set forth in its charter.

In carrying out these responsibilities, the Governance and Nominating Committee, among other things:

•	Reviews Board and committee composition and size;

•	Identifies candidates qualified to serve as directors;

•	Assists the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence;

•	Establishes procedures for the Governance and Nominating Committee to exercise oversight of the evaluation of senior management;

•	Reviews and discusses management succession and makes recommendations to the Board with respect to potential successors to the CEO and other members of senior management;

•	Reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines;

•	Reviews policies and practices of the Company and monitors compliance in the areas of corporate governance; and

•	Evaluates its own performance annually and reports regularly to the Board.
A complete copy of the Governance and Nominating Committee Charter is available on the Investor Relations page of our website at www.michaelkors.com.
Board and Committee Meeting Attendance
Our Board of Directors held four meetings and each of the Audit Committee and the Governance and Nominating Committee held four meetings in Fiscal 2016. The Compensation and Talent Committee held five meetings in Fiscal 2016. During Fiscal 2016, each of our directors attended at least 75% of the total number of meetings of our Board of Directors and all of the committees of our Board of Directors on which such director served during the fiscal year. All of our non-employee directors are invited to attend all committee meetings. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings. Directors are encouraged (but not required) to attend our annual meeting of shareholders. John D. Idol, M. William Benedetto, Judy Gibbons, Ann McLaughlin Korologos, Stephen F. Reitman, Jane Thompson and Jean Tomlin attended our annual meeting of shareholders held in 2015.
Executive Sessions
Pursuant to our Corporate Governance Guidelines, the Board is required to meet at least quarterly in executive session without management directors or any members of management, whether or not they are directors, present. Our Lead Director, M. William Benedetto, presides over executive sessions of the Board of Directors.

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Special Committee
On July 30, 2015, the Board of Directors formed a Special Committee to explore the previously announced acquisition of Michael Kors (HK) Limited and its subsidiaries, our exclusive licensee for retail and wholesale operations in China, Hong Kong, Macau and Taiwan. See “Certain Relationships and Related Party Transactions—Michael Kors Far East Holdings Limited.” The Special Committee was comprised of Mr. Benedetto, Ms. Korologos, Mr. Reitman and Ms. Thompson, each of whom is independent. In Fiscal 2016, the Special Committee held 13 meetings.
Director Nomination Process and Elections; Board Diversity
The Governance and Nominating Committee is responsible for, among other things, identifying individuals qualified to become members of the Board in a manner consistent with the criteria approved by the Board. The Corporate Governance Guidelines set forth qualifications and criteria for our directors. The Board of Directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. We do not have a formal policy on diversity, but the Governance and Nominating Committee and the Board will assess an individual’s independence, diversity, age, skills and experience in the context of the needs of the Board.
The Governance and Nominating Committee will consider candidates recommended by our officers and directors, including our Chairman and CEO, employees and others. In addition, the Governance and Nominating Committee may engage third-party search firms to identify qualified director candidates. When identifying and evaluating candidates, the Governance and Nominating Committee determines whether there are any evolving needs of the Board that require an expert in a particular field. The Chair of the Governance and Nominating Committee and some or all of the members of the Board of Directors (including the Chairman and CEO) will interview potential candidates that the Governance and Nominating Committee deems appropriate. The Governance and Nominating Committee will listen to feedback received from those directors that had the opportunity to meet with the potential candidate. If the Governance and Nominating Committee deems appropriate, it will recommend the nomination of the candidate to the full Board for approval.
The Governance and Nominating Committee will also consider candidates proposed by shareholders of the Company and all candidates will be evaluated in the same manner regardless of the source of such nomination so long as shareholder nominations are properly submitted to us. Shareholders wishing to recommend persons for consideration by the Governance and Nominating Committee as nominees for election to the Board must do so in accordance with the procedures set forth in “Proposals of Shareholders for the 2017 Annual Meeting” and in compliance with our Memorandum.
In accordance with the Memorandum, directors must be elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the meeting and voted. In the event an incumbent director fails to receive a simple majority of the votes in an uncontested election, such incumbent director is required to tender a resignation letter in accordance with the Company’s Corporate Governance Guidelines. The Governance and Nominating Committee will then make a recommendation to the Board as to whether to accept or reject the resignation or whether such other action should be taken. The Board will act on the resignation, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results.

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The Governance and Nominating Committee, in making its recommendation, may consider any factors and other information that it considers appropriate and relevant, including, without limitation, the stated reasons why shareholders voted “against” such director, the director’s length of service and qualifications, the director’s contributions to the Company, compliance with applicable NYSE rules and listing standards and the Corporate Governance Guidelines. The incumbent director will remain active and engage in Board activities while the Governance and Nominating Committee and the Board decide whether to accept or reject such resignation or take other action, but the incumbent director will not participate in deliberations by the Governance and Nominating Committee or the Board regarding whether to accept or reject the director’s resignation.
Board Leadership Structure; Lead Independent Director
John D. Idol, our CEO, has been the Chairman of our Board of Directors since shortly before our initial public offering in December 2011 (the “IPO”). The Board believes that the Company can most effectively execute its business plans and strategy and drive value for shareholders if Mr. Idol, who has intimate knowledge of our business operations and strategy and extensive experience in the retail industry, serves the combined role of Chairman and CEO. A combined Chairman and CEO serves as a bridge between the Board and management and provides our Board and Company with unified leadership. The Board believes that Mr. Idol’s unified leadership enables us to better communicate our vision and strategy clearly and consistently across our organization and to customers and shareholders.
M. William Benedetto serves as Lead Director in order to provide for strong and independent leadership on the Board. As Lead Director, Mr. Benedetto: (i) presides at meetings of the Board in the absence of, or upon the request of, the Chairman, including executive sessions of the non-management directors; (ii) serves as principle liaison to facilitate communications between the other directors and the Chairman, without inhibiting direct communications between the Chairman and the other directors; (iii) consults with the Chairman in the preparation of the annual Board meeting schedule and in determining the need for special meetings of the Board; (iv) suggests to the Chairman agenda items for meetings of the Board and approves the agenda as well as the substance and timeliness of information sent to the Board; (v) calls meetings of the non-management directors when necessary and appropriate; (vi) leads the evaluation process and provides feedback to the CEO in consultation with the Chair of the Compensation and Talent Committee; (vii) serves as the liaison to shareholders who request direct communications with the Board; (viii) performs such other duties as the Board may from time to time delegate; and (ix) assists in optimizing the effectiveness of the Board and ensures that it operates independently of management.

In addition to the active and independent leadership that the Lead Director brings to the Board, the independent chairs of each of our standing committees provide leadership for matters under the jurisdiction of their respective committees.
Risk Oversight
Management is responsible for understanding and managing the risks that we face in our business, and the Board of Directors is responsible for overseeing management’s overall approach to risk management. The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks to ensure our risk management policies are consistent with our corporate strategy. The Board regularly reviews the major strategic, operational, financial and legal risks facing the Company as well as potential options for mitigating these risks.

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The Board has delegated to its committees responsibilities for elements of the Company’s risk management program that relate specifically to matters within the scope of such committee’s duties and responsibilities. The Audit Committee is responsible for the oversight of accounting, auditing and financial related risks. The Governance and Nominating Committee manages risks associated with the independence of the Board, potential conflicts of interest and succession planning. The Compensation and Talent Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Compensation and Talent Committee periodically reviews the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. See “Compensation and Talent Committee Risk Assessment.” While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks.
Communications with the Board and the Audit Committee
Shareholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the Lead Director, the chair of any committee of the Board of Directors or any committee of the Board by writing them as follows:
Michael Kors Holdings Limited
33 Kingsway
London, United Kingdom
WC2B 6UF
Attn: Corporate Secretary
Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and such matters will be handled in accordance with the procedures established by the Audit Committee. Any concerns may be reported anonymously.

Required Certifications
The Company has filed with the SEC, as an exhibit to its most recently filed Annual Report on Form 10-K, the certifications required by its Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for the prior fiscal year, and such certification was submitted without any qualifications.

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Executive Officers
The following table sets forth information regarding each of our executive officers as of the date of this Proxy Statement:

Name	Age	Position
Michael Kors(1)	56	Honorary Chairman & Chief Creative Officer
John D. Idol(2)	57	Chairman & Chief Executive Officer
Joseph B. Parsons	63	Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer
Pascale Meyran	56	Senior Vice President, Chief Human Resources Officer
Cathy Marie Robinson	48	Senior Vice President, Corporate Strategy & Chief Operations Officer
Lee S. Sporn	56	Senior Vice President, Business Affairs & General Counsel
__________________________________________

(1)	Biographical information regarding Mr. Kors is set forth under “Proposal No. 1 Election of Directors—Director Nominees—Class II Directors for Election at the 2016 Annual Meeting.”

(2)	Biographical information regarding Mr. Idol is set forth under “Proposal No. 1 Election of Directors—Continuing Directors—Class III Directors for Election at the 2017 Annual Meeting.”
Joseph B. Parsons is the Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer of Michael Kors and has been with the Company since January 2004. Previously, from March 2002 until December 2003, Mr. Parsons served as Executive Vice President and Chief Financial Officer of Kasper ASL, Ltd. Prior to that, until October 2001, Mr. Parsons served as Executive Vice President and Chief Financial Officer of Donna Karan International Inc., where he had been employed in various roles since 1993. Prior thereto, Mr. Parsons served as Assistant Controller for Crystal Brands, Inc. from 1989 to 1993. Previously, from 1979 to 1989, Mr. Parsons worked at KPMG, where he began his career.
Pascale Meyran is the Senior Vice President, Chief Human Resources Officer of Michael Kors and has been with the Company since September 2014. Previously, Ms. Meyran was at S.C. Johnson & Son, where she held the position of Senior Vice President of Global Human Resources from 2010 until she joined the Company. Prior to her 20-year tenure at S.C. Johnson & Son, Ms. Meyran worked in a variety of human resources functions at General Electric.
Cathy Marie Robinson is the Senior Vice President, Corporate Strategy and Chief Operations Officer of Michael Kors and has been with the Company since May 2014 (joining as Senior Vice President, Global Operations). Previously from 2012 to 2014, Ms. Robinson was Senior Vice President, Chief Logistics Officer at ToysRUs, and from 2010 to 2012, Ms. Robinson was the Senior Vice President, Supply, Logistics and Customer Experience at The Great Atlantic & Pacific Tea Company (A&P). Prior to that, from 2006 to 2010, she was Senior Vice President, Supply Chain at Smart & Final Stores LLC. Ms. Robinson began her career as a United States Army Logistics Officer and also held various logistics and operations positions at Wal-Mart Stores, Inc.
Lee S. Sporn is the Senior Vice President, Business Affairs and General Counsel of Michael Kors and has been with the Company since December 2003. Previously, from September 2001 until December 2003, Mr. Sporn served as Senior Vice President, General Counsel and Secretary of Kasper ASL, Ltd. Prior to that, until September 2001, Mr. Sporn served as Vice President of Intellectual Property and Associate General Counsel of Polo Ralph Lauren Corp., where he had been employed in various roles since 1990.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of June 1, 2016 by:

•	each person known to us to beneficially own more than five percent of our outstanding ordinary shares based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group
Beneficial ownership is based upon 176,448,645 ordinary shares outstanding as of June 1, 2016, unless otherwise indicated in the footnotes to the table. In addition, ordinary shares issuable upon exercise of share options or other derivative securities that are exercisable currently or will become exercisable within 60 days of June 1, 2016 are deemed outstanding for computing the percentage of the person holding such options or other derivative securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person. All of the ordinary shares listed in the table below are entitled to one vote per share and each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. Unless otherwise indicated, the address of each executive officer named in the table below is c/o Michael Kors (USA), Inc., 11 West 42nd Street, New York, New York 10036, and the address of each director named in the table below is 33 Kingsway, London, United Kingdom WC2B 6UF.

Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Ordinary Shares Beneficially Owned
5% or More Shareholder
The Vanguard Group(1)	14,820,373	8.1%
BlackRock, Inc.(2)	13,506,285	7.3%
Named Executive Officers and Directors
Michael Kors(3)	5,465,495	3.1%
John D. Idol(4)	3,548,968	2.0%
Joseph B. Parsons(5)	604,810	*
Pascale Meyran(6)	16,510	*
Cathy Marie Robinson(7)	23,418	*
M. William Benedetto(8)	18,488	*
Judy Gibbons(9)	12,641	*
Ann McLaughlin Korologos(10)	8,580	*
Stephen Reitman(8)	15,088	*
Jane Thompson(10)	4,609	—
Jean Tomlin(10)	8,580	*
All Executive Officers and Directors as a Group (12 persons)	9,870,494	5.0%
 _________________________________
* Represents beneficial ownership of less than one percent of the Company’s ordinary shares outstanding.

(1)	Based on Amendment No. 1 to Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 10, 2016. The mailing address for Vanguard is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

(2)	Based on Amendment No. 1 to Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 10, 2016. The mailing address for BlackRock is 55 East 52nd Street, New York, New York 10022.

(3)
This amount includes the following securities held directly by Mr. Kors: (i) 22,331 unvested restricted shares and (ii) 522,321 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2016. This amount also includes 95,000 ordinary shares held by the Kors LePere Foundation and the following securities held by Mr. Kors' spouse: (x) 3,587 unvested restricted shares and (y) 462,691 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2016. Mr. Kors may be deemed to have shared voting and dispositive power over the ordinary shares and other equity interests held by the Kors LePere Foundation and his spouse.

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(4)
This amount includes the following securities held by Mr. Idol: (i) 22,331 unvested restricted shares and (ii) 1,469,747 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2016. This amount also includes 95,000 ordinary shares held by the Idol Family Foundation and 300,000 ordinary shares held by certain grantor retained annuity trusts (“GRATs”) established by Mr. Idol (as grantor) for the benefit of his children. Mr. Idol is not the trustee of the GRATs, but may be deemed to have beneficial ownership over the ordinary shares held by the GRATs.

(5)
This amount includes the following securities held by Mr. Parsons: (i) 5,866 unvested restricted shares and (ii) 559,954 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2016.

(6)
This amount includes the following securities held by Ms. Meyran: (i) 5,494 unvested restricted shares and (ii) 8,421 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2016.

(7)
This amount includes the following securities held by Ms. Robinson: (i) 11,116 unvested restricted shares and (ii) 2,152 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2016.

(8)	This amount includes 7,587 unvested restricted share units that will become vested within 60 days of June 1, 2016.

(9)	This amount includes 5,746 unvested restricted share units that will become vested within 60 days of June 1, 2016.

(10)	This amount includes 3,561 unvested restricted share units that will become vested within 60 days of June 1, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership of our ordinary shares with the SEC. To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us during and with respect to Fiscal 2016 and representations from certain reporting persons, we believe that all reportable transactions during such fiscal year were reported on a timely basis.

Securities Trading Policy and Hedging
Our named executive officers, directors and certain other employees and related parties are prohibited from trading in Company shares during certain prescribed blackout periods that typically begin two weeks prior to the end of each fiscal quarter and end two days after the public release of our quarterly earnings announcement. We also prohibit all of our employees and directors from engaging in buying stock of the Company on margin, short sales, buying or selling puts, calls, options or other derivatives or engaging in hedging transactions in respect of securities of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Shareholders Agreement
On July 11, 2011, we entered into a Shareholders Agreement (the “Shareholders Agreement”) with certain of our pre-IPO shareholders, including Michael Kors, our Honorary Chairman and Chief Creative Officer, and John D. Idol, our Chairman and Chief Executive Officer. The Shareholders Agreement contains certain registration rights described below which have remained operative since our IPO.
If we propose to register any of our shares under the Securities Act either for our own account or for the account of others, we must give prompt notice to each of Messrs. Kors and Idol of our intent to do so and the number and class of shares to be registered, and each such shareholder will have piggyback registration rights and will be entitled to include any part of its registrable securities in such registration, subject to certain exceptions.

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In addition, if we are eligible to use a shelf registration statement on Form S-3 or Form F-3 in connection with a secondary public offering of our ordinary shares, then, if Messrs. Kors and Idol either individually or together as a group, hold at least 4% of the ordinary shares that were outstanding as of the date of the Shareholders Agreement, they will be entitled to unlimited demand registrations, subject to certain limitations, including, among others, that such shareholders must propose to sell registrable securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of at least $20,000,000. Following the filing of a shelf registration statement on Form S-3 or F-3, the holders of a majority of the registrable securities included therein may initiate a shelf take-down offering, and we must use our reasonable best efforts to effect an amendment or supplement to such shelf registration statement for such offering.

The registration rights described above are subject to customary limitations and exceptions, including our right to withdraw or defer a registration in certain circumstances and certain cutbacks by the underwriters if marketing factors require a limitation on the number of shares to be underwritten in a proposed offering.
In connection with the potential registrations described above, we have agreed to indemnify Messrs. Kors and Idol against certain liabilities. In addition, we will bear all fees, costs and expenses associated with such registrations, excluding underwriting discounts and commissions and similar brokers’ fees, transfer taxes and certain costs of more than one counsel for all of the selling shareholders in an offering.
Michael Kors Far East Holdings Limited
For the fiscal year ended April 2, 2016, Michael Kors and John D. Idol owned 14.3% and 8.1%, respectively, of the ordinary shares of Michael Kors Far East Holdings Limited (“Far East Holdings”) and an employee of the Company who is not an executive officer or director owned indirectly 0.5% of the ordinary shares of Far East Holdings. On April 1, 2011, we entered into agreements (the “Far East Licensing Agreements”) with certain subsidiaries of Far East Holdings (the “Licensees”) pursuant to which the Licensees have certain exclusive rights within China, Hong Kong, Macau and Taiwan, and rights of first refusal to expand to other territories across Asia, to import, sell, distribute, advertise and promote apparel, footwear and accessories, excluding eyewear, watches and fragrance and personal care products, bearing our “Michael Kors” and “MICHAEL Michael Kors” trademarks and to own and operate free-standing retail stores bearing our “Michael Kors” trademark.
On May 31, 2016, we acquired all of the outstanding capital stock of the Licensees from the shareholders of Far East Holdings, including Messrs. Kors and Idol, for $500.0 million, subject to an escrow of $47.5 million of the proceeds to satisfy certain potential Chinese withholding tax liabilities in connection with the transaction and an additional escrow of $52.0 million of the proceeds to satisfy potential indemnification claims by us and subject to certain other adjustments. As of that same date, the Far East Licensing Agreements were terminated. The Far East Licensing Agreements otherwise would have expired on March 31, 2041, and we were also permitted to terminate them at certain intervals if certain minimum sale benchmarks were not met. Under the Far East Licensing Agreements, net sales of licensed products by the Licensees for Fiscal 2016 totaled approximately $169.8 million, and the royalty earned by us under the Far East Licensing Agreements in Fiscal 2016 was approximately $7.6 million. In addition, during Fiscal 2016 we sold inventory to the Licensees through our wholesale segment. In Fiscal 2016, total net wholesale sales from us to the Licensees were approximately $62.8 million.

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Prior to our acquisition of the Licensees, any issuance or transfer of an equity interest in Far East Holdings or any of its subsidiaries was subject to our right of first refusal, except for the following issuances: (i) issuances to Far East Holdings’ existing shareholders and their affiliates so long as Sportswear Holdings Limited and its affiliates retain a majority interest in Far East Holdings; (ii) issuances to third parties for bona fide business financing purposes so long as such third parties agree to be bound by our right of first refusal; (iii) issuances pursuant to employee stock plans; (iv) issuances in connection with a bona fide business acquisition; (v) issuances to vendors, lenders, lessors and other similar persons; and (vi) issuances pursuant to stock splits, stock dividends and other recapitalizations. In addition, in the event that Far East Holdings or any of its subsidiaries proposed to consummate an initial public offering, we would have had the right to purchase the proposed listing entity based on its total market capitalization upon consummation of the initial public offering, as determined by a mutually agreed, internationally recognized investment bank.
Other Relationships
Lance LePere is the Executive Vice President, Creative Director—Women’s Design of Michael Kors (USA), Inc. Mr. LePere is the spouse of Michael Kors, our Honorary Chairman and Chief Creative Officer. In Fiscal 2016, Mr. LePere’s total compensation (including equity compensation) was approximately $1.208 million.
We entered into Aircraft Time Sharing Agreements with each of Michael Kors and John D. Idol on December 12, 2014 and November 24, 2014, respectively, relating to each such executive’s personal use of the Company-owned aircraft. Pursuant to these Aircraft Time Sharing Agreements, each of Messrs. Kors and Idol are permitted to use the Company aircraft with flight crew for personal purposes at no charge to the executive, except that the executive is required to reimburse the Company for the incremental costs associated with using the Company-owned aircraft for personal purposes. For the fiscal year ended April 2, 2016, Michael Kors did not use the Company aircraft for personal purposes, and as a result, no incremental costs associated with the aircraft were paid or payable to the Company by him. In Fiscal 2016, John Idol did use the Company aircraft for personal purposes; however, the incremental costs associated with the aircraft paid or payable to the Company by Mr. Idol during Fiscal 2016 were de minimis. See "Executive Compensation—Summary Compensation Table—All Other Compensation."
Beginning in the third quarter of Fiscal 2016, Lee S. Sporn, our Senior Vice President, Business Affairs and General Counsel, shares a household with an employee of one of our suppliers of fixtures for our shop-in-shops, retail stores and showrooms, and therefore, such employee may be deemed to be an immediate family member of Mr. Sporn for purposes of federal securities laws. For Fiscal 2016, purchases from this supplier totaled $3.4 million.

Related Person Transactions Policies and Procedures
We have adopted a written Related Person Transactions Policy (the “Related Person Policy”), which sets forth our policy with respect to the review, approval and ratification of certain related party transactions by our Audit Committee. In accordance with the Related Person Policy, our Audit Committee has overall responsibility for the implementation of and compliance with the Related Person Policy.

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For the purposes of the Related Person Policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party (as defined in the Related Person Policy) had, has or will have a direct or indirect material interest. A “related party transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Compensation and Talent Committee.
The Related Person Policy requires that notice of a proposed related party transaction be provided to our Legal Department prior to entering into such transaction. If our Legal Department determines that such transaction is a related party transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Related Person Policy, our Audit Committee may approve only those related party transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related party transaction that has not been previously reviewed, approved or ratified under the Related Person Policy and that is ongoing or has been completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related party transaction.
The Related Person Policy also provides that our Audit Committee review certain previously approved or ratified related party transactions that are ongoing to determine whether the related party transaction remains in our best interests and the best interests of our shareholders. Additionally, we also make periodic inquiries of executive officers and directors with respect to any potential related party transaction of which they may be a party or of which they may be aware (including through annual director and officer questionnaires).
AUDIT COMMITTEE REPORT
The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and the related internal controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.
During Fiscal 2016, the Audit Committee met and held discussions with management, the internal auditor and the independent registered public accounting firm and met independently as a committee. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements as of and for the fiscal year ended April 2, 2016 with management and the independent registered public accounting firm. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control

22 | MICHAEL KORS	2016 Proxy Statement

over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the standards established by the Public Company Oversight Board (United States) as well as the firm’s independence. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Ernst & Young LLP dated June 1, 2016, with respect to the consolidated financial statements of the Company as of and for the fiscal year ended April 2, 2016, and with respect to the effectiveness of the Company’s internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2016, for filing with the U.S. Securities and Exchange Commission.
Audit Committee
M. William Benedetto (Chair)
Judy Gibbons
Stephen F. Reitman
Jane Thompson

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the fiscal year ending April 1, 2017. EY has served as the Company’s independent registered public accounting firm since the fiscal year beginning March 31, 2013. A resolution will be presented to our shareholders at the Annual Meeting to ratify EY’s appointment.
Independent Auditor Fees
The fees rendered by EY for the fiscal year ended March 28, 2015 (“Fiscal 2015”) and Fiscal 2016 were as follows (in thousands):

	Fiscal 2015 ($)	Fiscal 2016 ($)
Audit Fees	2,050	2,453
Audit-Related Fees	5	345
Tax Fees	30	160
All Other Fees	4	4

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Audit Fees
Audit fees for Fiscal 2015 and Fiscal 2016 consist of fees related to the integrated audit of the consolidated financial statements of the Company, including quarterly reviews and statutory audits of foreign subsidiaries, and accounting consultations and other audit services, including, in Fiscal 2016, relating to foreign business combinations and acquisitions, restructurings and expanded audit procedures for international locations.
Audit-Related Fees
Audit-related fees for Fiscal 2015 consist of fees related to the performance of due diligence in connection with our acquisition of our licensee in South Korea. Audited-related fees for Fiscal 2016 consist of financial and tax due diligence in connection with our acquisition of our licensee in Greater China.
Tax Fees
Tax fees for Fiscal 2015 consist of fees for tax compliance services. Tax fees for Fiscal 2016 consist of fees for state tax planning.
Other Fees
Other fees for Fiscal 2015 and Fiscal 2016 represents fees for EY’s online research tool.

Pre-Approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee is generally required to pre-approve the provision by the Company’s independent registered public accounting firm of specific audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.
All services provided by EY, as our independent registered public accounting firm for Fiscal 2015 and Fiscal 2016, were pre-approved by the Audit Committee.
Representatives of EY are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate shareholder questions.
Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. Ordinary shares that constitute broker non-votes are counted as shares entitled to vote on Proposal No. 2. Abstentions will have the same effect as a vote “AGAINST” this proposal.
Our Board of Directors unanimously recommends a vote “FOR” the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 1, 2017.

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COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis explains our compensation program as it pertains to our Honorary Chairman and Chief Creative Officer, our Chairman and Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and our two other most highly compensated executive officers (referred to collectively as our “named executive officers”) in respect of Fiscal 2016 and includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, awarded or paid to our named executive officers in Fiscal 2016. This section also describes processes we use in reaching compensation decisions and is intended to amplify and provide context for understanding the amounts in the tabular disclosure that follows. For Fiscal 2016, our named executive officers were as follows:

Name	Position
Michael Kors	Honorary Chairman & Chief Creative Officer
John D. Idol	Chairman & Chief Executive Officer
Joseph B. Parsons	Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer
Cathy Marie Robinson	Senior Vice President, Corporate Strategy & Chief Operations Officer
Pascale Meyran	Senior Vice President, Chief Human Resources Officer

Executive Summary

Highlights for Fiscal 2016

Despite a difficult macro and retail environment, we achieved our revenue and earnings per share (EPS) goals for Fiscal 2016, continued to execute our key strategic initiatives and returned value to our shareholders through our share repurchase program.

Key Financial and Performance Achievements

•
Strong total revenue—Our total revenue increased 7.8% on an as reported basis, or 11.7% on a constant currency basis, to $4.7 billion. Over the last four fiscal years our revenue has grown at a CAGR of 29% as illustrated below.

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•	EPS growth—Our diluted EPS was $4.44 per share, compared to $4.28 per share in fiscal 2015. Over the last four fiscal years, our diluted EPS has increased at a CAGR of 31% as illustrated below.

•	Solid balance sheet—As of April 2, 2016, we had approximately $702.0 million of cash and cash equivalents on our balance sheet.

•
Returned Capital to Shareholders—During Fiscal 2016, we repurchased 24,757,543 ordinary shares totaling approximately $1.15 billion. Since we initiated our share repurchase program in fiscal 2015, we have returned approximately $1.6 billion of capital to our shareholders through share repurchases.

Key Strategic Achievements

•
Trend setting products—Michael Kors and the design team elevated our luxury fashion product across categories with newness in silhouette, texture, color and mixed materials, which was met with a positive response among consumers. Our innovative product design strengthens our position as a fashion leader and enabled us to deliver strong results in fiscal 2016.

•
Distinctive brand positioning—We refreshed our marketing campaign, which we believe more closely aligns with the lifestyle of the modern Michael Kors customer, enabling us to continue to increase customer awareness and brand loyalty.

•
Invested in infrastructure—We continued to invest in our business in order to further develop the infrastructure necessary to support long-term sustainable growth, including capital investments in our digital flagships, such as the launch of our Canadian e-commerce website, which enabled us to grow our business in North America.

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•
Optimized customer engagement—We invested in technology and focused on customer relationship initiatives as part of our omni-channel strategy to provide a seamless customer experience across different channels. Our sales associates also remained committed to delivering an exceptional Jet Set luxury experience for our customers in our retail stores, shop-in-shops and through our digital flagships.

•	Expanded retail footprint—We expanded our retail presence with 142 net new store openings globally.

•
Set Foundation for Long-Term Growth in Asia—On January 1, 2016, we acquired the Michael Kors business in South Korea from our former licensee, consistent with our strategy to expand internationally, including in Asia, and we continued to develop the platform to support long-term growth in Asia.

•	Focused on Menswear—We accelerated the roll-out of our menswear line with new, modern designs in sportswear and leather goods.
Key Components of Fiscal 2016 Compensation
Fiscal 2016 Compensation
Set forth below is Fiscal 2016 compensation information for each of our named executive officers as determined under SEC rules. See the Summary Compensation Table for the accompanying notes.

Name and Principal Position	Salary ($)	Bonus ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael Kors Honorary Chairman & Chief Creative Officer	1,000,000	—	5,999,974	1,488,984	6,500,000	136,291	15,125,249
John Idol Chairman & Chief Executive Officer	1,000,000	—	5,999,974	1,488,984	6,500,000	80,703	15,069,661
Joseph Parsons Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer	600,000	—	1,440,036	357,357	420,000	7,800	2,825,193
Cathy Marie Robinson Senior Vice President, Corporate Strategy & Chief Operations Officer	450,000	—	1,980,047	119,114	157,500	7,123	2,713,784
Pascale Meyran Senior Vice President, Chief Human Resources Officer	500,000	250,000	560,020	138,971	—	444,964	1,893,955
Fiscal 2016 Compensation Decisions
In Fiscal 2016, we made the following changes to our compensation practices:

•
Because the Compensation and Talent Committee wanted to maximize tax deductions, we amended Michael Kors and John Idol's employment agreements to: (i) reduce their respective annual base salary to $1 million; and (ii) modify the bonus payout structure and performance metric to take into account the reduction in base salary so that each of them will be entitled to receive a bonus equal to 1% of EBITDA (as defined in their employment agreements) up to a maximum of $1.5 million for the first six months of the fiscal year and up to $6.5 million for the full fiscal year performance period, reduced by the part-year bonus, if any. See "Executive Compensation—Employment Agreements with Our Named Executive Officers."

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•
We modified the equity grant mix for our executive officers so that it is now comprised of 20% share options, 40% performance-based restricted share units and 40% time-based restricted share units. For further details, see “—Elements of Executive Compensation—Performance-Based Compensation.”

•
Restricted share units granted to Messrs. Kors and Idol will vest on the anniversary of the date of grant so long as our EBITDA for the fiscal year ending immediately prior to the first vesting date is at least $250 million.

Prior to the start of Fiscal 2016, we engaged in a thorough process to establish our operating budget, performance targets and measures which were then presented to the Compensation and Talent Committee for approval. Upon the completion of the fiscal year, the Compensation and Talent Committee determines the extent, if at all, to which financial performance has been achieved against the pre-established targets and the degree of achievement, based on our final audited financial statements for such fiscal year, and recommends that the Board approve annual cash incentive bonuses to our executive officers. For Fiscal 2016, the corporate performance target under our Executive Bonus Program (the "Bonus Plan") was operating income with a target operating income goal of $1.26 billion. The corporate performance target under the Bonus Plan was not met because actual operating income was approximately $1.18 billion. The Compensation and Talent Committee believes that operating income is an appropriate performance metric for the named executive officers that participate in the Bonus Plan because these executives have the ability to control and impact expenses and capital expenditures.
Messrs. Kors and Idol do not participate in the Bonus Plan and are eligible for an annual incentive bonus pursuant to their respective Employment Agreements equal to 1% of EBITDA, up to $6.5 million. See "Executive Compensation—Employment Agreements with Our Named Executive Officers." In Fiscal 2016, we achieved EBITDA of approximately $1.367 billion. The Compensation and Talent Committee believes that EBITDA is an appropriate performance metric for determining the incentive bonus for Messrs. Kors and Idol because it is a comprehensive indicator of our overall financial performance and cash flows and is aligned with the interests of our shareholders.
Despite numerous headwinds in Fiscal 2016, we achieved strong financial performance which we reflected in the compensation decisions and pay to our named executive officers as follows:

•	Messrs. Kors and Idol earned their maximum incentive bonus of $6.5 million for Fiscal 2016 pursuant to the terms of their employment agreements.

•
Our other executive officers (except for Ms. Meyran) earned an incentive bonus equal to 70% of their maximum incentive bonus pursuant to the terms of the Bonus Plan reflecting the attainment at the maximum level of their respective divisional targets and the forfeiture of 30% of their maximum incentive bonus because the corporate performance target was not attained. See "—Elements of Executive Compensation—Performance-Based Compensation—Annual Cash Bonuses—Bonus Program."

•	Ms. Meyran received 100% of her maximum bonus opportunity for Fiscal 2016 pursuant to the terms of her employment agreement.

•
New equity awards were approved for each of our named executive officers in fiscal 2017 as a reward for performance in Fiscal 2016 at the following estimated target long-term incentive value as of June 15, 2016 (which was the date of grant):

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Named Executive Officer	Target LTI Value (Est. $)
Michael Kors	1,000,000
John D. Idol	1,000,000
Joseph B. Parsons	1,200,000
Cathy Marie Robinson	500,000
Pascale Meyran	500,000
The Compensation and Talent Committee believes it was appropriate to reduce the equity granted to each of Michael Kors and John Idol in fiscal 2017 in respect of Fiscal 2016 performance because they each earned their maximum incentive bonus in Fiscal 2016 but the other named executive officers, with the exception of Ms. Meyran, did not, and each of Messrs. Kors and Idol already has a meaningful equity interest in the Company at 3.1% and 2.0%, respectively. See "Security Ownership of Certain Beneficial Owners and Management." If the grant date fair value of the equity awards for Messrs. Kors and Idol were shown in the performance year in respect of which the Compensation and Talent Committee actually attributes such equity awards, Michael Kors and John Idol's total Fiscal 2016 compensation would have been as follows:

Name and Principal Position	Fiscal 2016(1)
Michael Kors Honorary Chairman & Chief Creative Officer	$8,636,263
John D. Idol Chairman & Chief Executive Officer	$8,580,675
__________________
(1) Amounts reported as total compensation in this column differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table for Fiscal 2016. This amount is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, see the narrative disclosure and footnotes accompanying the Summary Compensation Table included in this Proxy Statement.
Performance-Based Restricted Share Unit Vesting
The performance-based restricted share units granted in fiscal 2014 for the performance period commencing on on March 30, 2014 (the first day of fiscal 2014) and continuing through April 2, 2016 (the last day of Fiscal 2016) vested at the maximum level of 150% for such performance period for each of Messrs. Kors, Idol and Parsons because cumulative net income for the three-year performance period ending on the last day of Fiscal 2016 was approximately $2.382 billion, representing 180.4% of the target performance goal.

Performance Level	Cumulative Net Income for the Performance Period (in thousands)	% of Target Performance Goal Achieved	% of PRSUs That Will Become Vested On the Vesting Date
Threshold	$924,217	70%	50%
Target	$1,320,310	100%	100%
Maximum	$1,452,341	110%	150%
Ms. Meyran and Ms. Robinson were not employed by the Company during fiscal 2014, and therefore, were not eligible for this particular grant of performance-based restricted share units.

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Fiscal 2016 Target Annual Total Direct Compensation Mix
In Fiscal 2016, we also continued to align executive compensation with the Company's performance, with incentive-based compensation representing a significant portion of our executive compensation. Set forth below is the 2016 target annual total direct compensation mix. These charts represent regular, ongoing annual target compensation and exclude one-time special compensation.

Executive Compensation Philosophy and Practices

What We Do	What We Don't Do
✓ Pay for performance	✗ No hedging of company securities
✓ Share ownership guidelines	✗ No guaranteed salary increases
✓ Double trigger vesting	✗ No grants below fair market value
✓ Clawback policy	✗ No repricing without shareholder approval
✓ Review of share utilization	✗ No long-term incentive grants in severance
✓ Independent consultant	✗ No gross-up taxes
✓ Independent committee	✗ No excessive executive perquisites

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Our executive compensation program reflects our philosophy of compensating our executives, including our named executive officers, in ways that are designed to achieve the following primary goals of:

•	Aligning executives’ interests with those of our shareholders by making a meaningful portion of compensation tied to our financial performance and share price;

•
Balancing long and short-term focus so that our executives are incentivized to grow our business but also motivated to think long-term, with a significant portion of compensation in the form of equity awards;

•	Attracting, retaining and motivating senior management;

•	Promoting collaborative leadership behavior to maximize the achievement of our financial and strategic goals and objectives; and

•	Rewarding the unique performance, career histories, contributions and skill sets of each of our named executive officers.
Our primary business objective is to drive sustained increases in shareholder value through ongoing revenue and earnings growth. As such, our compensation structure is centered on a pay for performance philosophy, and this pay for performance focus is designed to align the interests of our executives and our shareholders, motivate our executives to achieve our targeted financial and other performance objectives, and reward them for their achievements when those objectives are met. With these principles in mind, we structure our compensation program as a competitive total pay package, which we believe allows us to attract, retain and motivate executives with the skills and knowledge we require and promote the stability of our management team, which we view as vital to the success of our business. In setting our named executive officer compensation levels, while we do compare our executive compensation to a group of selected competitors, we do not target any specific market percentile at our peers because our Compensation and Talent Committee believes that compensation of the named executive officers should reflect the overall financial performance of our Company.
Our business strategy and our compensation programs have been designed with these objectives in mind. To help achieve these objectives, a significant portion of our named executive officers’ compensation is at-risk and provided in the form of variable or performance-based compensation. We believe this is appropriate given our named executive officers’ abilities to influence our overall performance and execute our key growth strategies.
Results of 2015 Shareholder Advisory Vote
On July 30, 2015, at the 2015 Annual Meeting of Shareholders, our say on pay proposal passed with approximately 78.8% of the votes cast in favor of our executive compensation program.

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Establishing and Evaluating Executive Compensation
Role of the Compensation and Talent Committee and Our Chief Executive Officer
The Compensation and Talent Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of Messrs. Kors and Idol, evaluating the performance of these executives in light of those goals and objectives and determining and approving Messrs. Kors’ and Idol’s compensation levels based on this evaluation. With respect to the compensation of our other named executive officers, the Compensation and Talent Committee reviews such executive officers’ compensation levels and makes recommendations to the full Board for approval. Mr. Idol also makes recommendations to the Compensation and Talent Committee with respect to the compensation levels of such named executive officers.
In connection with recommending and setting appropriate compensation levels for our named executive officers, our Compensation and Talent Committee bases its decisions on a number of factors, including performance evaluations of our named executive officers, the experience, potential and nature and scope of responsibility of each executive officer, the terms of executive officer employment agreements, if applicable, and information provided to the Compensation and Talent Committee with respect to the compensation of our selected competitors (as discussed below), while also taking into account our performance, strategic goals and objectives and our articulated compensation strategy relative to that of our selected competitors.
Role of the Independent Compensation Consultant
In Fiscal 2016, the Compensation and Talent Committee engaged Willis Towers Watson as its independent compensation consultant. Willis Towers Watson provides the Compensation and Talent Committee with market data on executive compensation levels and practices at our selected competitors and also advises the Compensation and Talent Committee on trends and best practices in the areas of executive compensation and governance, assists the Compensation and Talent Committee in its review and evaluation of our compensation policies and practices, reviews our compensation discussion and analysis, and also provides independent advice to our Compensation and Talent Committee on director compensation. Willis Towers Watson does not provide, and is prohibited from providing, other services to the Company or our management, except at the direction of the Compensation and Talent Committee. We do not have any other relationships with Willis Towers Watson, and the Compensation and Talent Committee has determined that Willis Towers Watson is independent and has no conflicts of interest with us. The Compensation and Talent Committee has the sole authority to retain or terminate advisors to the Compensation and Talent Committee that assist in the evaluation of the compensation of our named executive officers and our directors.
Market Data
One factor considered by the Compensation and Talent Committee and management in setting total compensation levels for our named executive officers is market data. Our Compensation and Talent Committee, on behalf of our Board and with the assistance of Willis Towers Watson, reviews compensation levels at select competitor companies of similar size and stage of development operating in the retail accessories and apparel and other related industries to better assess the range of compensation needed to attract, retain and motivate executive talent in our highly competitive industry and to inform and guide compensation decisions.

32 | MICHAEL KORS	2016 Proxy Statement

The Compensation and Talent Committee reviewed the compensation levels with respect to all direct pay elements, including salary, cash incentives and equity, at the following 17 companies with similar characteristics to us: namely, retail apparel and/or accessories companies, with a strong consumer brand, high profitability and comparable size (based on revenue, operating income and market capitalization):

Abercrombie & Fitch Co.	Fossil Group, Inc.	Ralph Lauren Corporation

American Eagle Outfitters, Inc.	Guess?, Inc.	Tiffany & Co.

Ascena Retail Group Inc.	Hanesbrands Inc.	Under Armour, Inc.

Burberry Group	L Brands, Inc.	Urban Outfitters Inc.

Coach, Inc.	lululemon athletic inc.	VF Corporation

Footlocker Inc.	PVH Corp.
Elements of Executive Compensation
The principal components of named executive officer compensation include both fixed and variable (performance-based) elements, with a significant emphasis placed on performance-based compensation. A competitive, fixed level of compensation is designed to attract and retain highly talented and qualified executives. Performance-based compensation is designed to motivate and reward executives to achieve or exceed financial goals and align the interests of our executives with the interests of our shareholders. With respect to performance-based compensation, the amount of compensation that the executive ultimately earns or is paid varies based on our financial performance or our share price.
Fixed Compensation
Base Salary
Base salaries for our named executive officers are designed to provide a stable level of minimum compensation to our executives, commensurate with the executive’s role, experience and duties. Except with respect to Messrs. Kors and Idol, the Compensation and Talent Committee, on an annual basis, reviews several factors to determine whether any increase in base salary is warranted, including the performance of each other named executive officer, the efforts each has taken on behalf of the Company and expected future contribution, the individual’s experience, responsibilities and performance, our expected financial performance and salaries of similarly situated executives of our selected competitors. None of our named executive officers received any increase in base salary in Fiscal 2016.

For Fiscal 2016, the base salaries of our named executive officers were as follows:

Named Executive Officer	Base Salary ($)
Michael Kors	1,000,000
John D. Idol	1,000,000
Joseph B. Parsons	600,000
Cathy Marie Robinson	450,000
Pascale Meyran	500,000

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Performance-Based Compensation
Annual Cash Bonuses
The second component of executive officer compensation is annual cash incentive bonuses based on Company performance. Tying a portion of total compensation to annual Company performance permits us to adjust the performance measures each year to reflect changing objectives and those that may be of special importance for a particular year. Through this program, we seek to provide an appropriate amount of short-term cash compensation that is variable, at-risk and tied to the achievement of specific and measurable short-term performance goals.
Bonus Program
The Bonus Plan, which for Fiscal 2016 was a component of the Michael Kors Holdings Limited Amended and Restated Omnibus Incentive Plan, is designed to encourage eligible employees, including our named executive officers (other than Michael Kors and John D. Idol), to achieve or exceed our pre-established annual financial performance goals. Pursuant to the Bonus Plan, these named executive officers and certain other eligible employees may be awarded an annual cash bonus based on the attainment of divisional and corporate performance goals for each fiscal year. Prior to the beginning of each fiscal year, we engage in a thorough process to establish the specific performance measures and targets which are then presented to our Compensation and Talent Committee for approval. Actual bonuses for all participants in the Bonus Plan are based 30% on overall corporate performance and 70% on divisional performance. The Compensation and Talent Committee has the authority to make adjustments to the financial performance goals to omit, among other things, the effect of unbudgeted extraordinary items (including increased expenditures resulting from unanticipated strategic events or due to revenues in excess of budget), unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. This ensures that our executives will not be unduly influenced in their decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance metrics in the short-term. Because we believe that the performance of each participant in the Bonus Plan is represented by our results, individual performance is not a factor considered by the Compensation and Talent Committee in determining actual bonuses.

Bonus targets and maximum bonus opportunities for each named executive officer that participates in the Bonus Plan are fixed percentages of such named executive officer’s base salary based upon the executive officer’s position. Under the Bonus Plan, participants can earn a bonus opportunity based on the achievement of the performance goal at target, stretch or maximum. For our named executive officers, bonus targets range from 25% to 50% of base salary, and maximum bonus opportunities range from 50% to 100% of base salary.
After our audited financial statements for the fiscal year are completed, the Compensation and Talent Committee determines the extent to which our pre-established performance targets have been achieved (reflecting any adjustments approved by the Compensation and Talent Committee in accordance with the terms of the Bonus Plan) and, based upon such achievement, recommends that the Board approve an annual cash incentive bonus pool and the amounts payable to the named executive officers participating in the Bonus Plan. Based upon such recommendation, the Board then approves the total bonus pool and the amounts payable to the named executive officers participating in the Bonus Plan.

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Messrs. Kors and Idol do not participate in the Bonus Plan and instead, for Fiscal 2016, they were each entitled, pursuant to the terms of their respective employment agreements, to earn a bonus equal to 1% of EBITDA (as defined in their employment agreements) up to a maximum of $1.5 million for the first six months of the fiscal year and up to $6.5 million for the full fiscal year performance period, reduced by the part-year bonus, if any. See "Executive Compensation—Employment Agreements with Our Named Executive Officers." The part-year bonus is payable no later than December 30th of each year and the full-year bonus is payable no later than June 30th of each year.
Fiscal 2016 Annual Bonus Targets and Payout
The corporate performance metric for bonuses for Fiscal 2016 (as determined by the Compensation and Talent Committee) was operating income. In Fiscal 2016, the performance goal for payment of awards at target, stretch and maximum was the attainment of operating income of at least $1.26 billion, $1.298 billion and $1.336 billion, respectively. Actual operating income for Fiscal 2016 was approximately $1.18 billion, which was below the target. At the divisional level, each of our named executive officers that participates in the Bonus Plan is part of a division that constitutes a cost center. For each of these overhead departments, a target budget is set prior to the beginning of the fiscal year. Awards are paid to these executives at target if the target budget is met but not exceeded, at stretch if the division’s total spend for the fiscal year is at least 3% below target and at maximum if the division’s total spend for the fiscal year is at least 6% below target. In May 2016, based on the levels at which the corporate performance target and applicable divisional performance targets were obtained, the Compensation and Talent Committee determined that each of Mr. Parsons and Ms. Robinson earned a bonus equal to 70% of their maximum bonus opportunity (reflecting the achievement of their respective divisional targets at the maximum-level) but that the 30% of the bonus target attributable to the corporate performance metric was not attained. Ms. Meyran was entitled to 100% of her maximum bonus opportunity pursuant to the terms of her employment agreement.
In addition, the Compensation and Talent Committee determined that each of Messrs. Kors and Idol were entitled to the maximum bonus opportunity of $6.5 million set forth in their respective prior employment agreements because EBITDA exceeded $650 million for Fiscal 2016.
The Compensation and Talent Committee believes that EBITDA is an appropriate performance metric for determining the incentive bonus for Messrs. Kors and Idol because it is a comprehensive indicator of our overall financial performance and cash flows and is aligned with the interests of our shareholders, and that operating income is an appropriate performance metric for the named executive officers that participate in the Bonus Plan because these executives have the ability to control and impact expenses and capital expenditures.

35 | MICHAEL KORS	2016 Proxy Statement

The table below sets forth the target bonus, stretch bonus and maximum bonus opportunity (in dollars and as a percentage of base salary), and the actual Fiscal 2016 bonus earned by each of our named executive officers:

Named Executive Officer	Target Bonus (%)	Target Bonus	Stretch Bonus (%)	Stretch Bonus	Maximum Bonus (%)	Maximum Bonus	Actual Fiscal 2016 Bonus
Michael Kors(1)	—	—	—	—	—	$6,500,000	$6,500,000
John D. Idol(1)	—	—	—	—	—	$6,500,000	$6,500,000
Joseph B. Parsons(2)	50%	$300,000	75%	$450,000	100%	$600,000	$420,000
Cathy Marie Robinson(2)	25%	$112,500	37.5%	$168,750	50%	$225,000	$157,500
Pascale Meyran(3)	25%	$125,000	37.5%	$187,500	50%	$250,000	$250,000

 _______________________________________

(1)
Pursuant to the terms of their respective employment agreements, Messrs. Kors and Idol earned an annual bonus for Fiscal 2016 equal to 1% of our EBITDA up to a maximum of $1.5 million for the first six months of the fiscal year and up to $6.5 million for the full fiscal year performance period, reduced by the part-year bonus, if any. See "Executive Compensation—Employment Agreements with Our Named Executive Officers."

(2)	Mr. Parsons and Ms. Robinson earned 70% of their maximum bonus opportunity in accordance with the terms of the Bonus Plan.

(3)	Pursuant to the terms of her employment agreement, Ms. Meyran was entitled to her maximum bonus opportunity for Fiscal 2016.
Long-Term Equity-Based Compensation
We believe that equity awards are an important component of our executive compensation program. Equity compensation aligns the interests of our executives with the interests of our shareholders, rewards our executives to the extent our share price increases, balances our short-term cash components of compensation, fosters a long-term commitment to us and aids in the retention of senior management in an industry in which the market for talent is highly competitive. The Compensation and Talent Committee adopted the Michael Kors Holdings Limited Amended and Restated Omnibus Incentive Plan (the “Incentive Plan”), which was approved by our shareholders at the 2015 annual meeting, pursuant to which we are permitted to grant awards of non-qualified share options, incentive (qualified) share options, share appreciation rights, restricted shares, restricted share units, other share-based awards, performance compensation awards (including cash bonus awards), other cash-based awards or any combination of the foregoing.
Equity grants typically occur annually as one of the major elements of compensation of our management team with exceptions for promotions or new hires. Annual equity grants occur in the fiscal year immediately following the performance period (i.e. Fiscal 2016 equity grants represent a reward for fiscal 2015 performance; however, the awards are “at risk” and subject to ongoing vesting conditions). In Fiscal 2016, the awards approved for our named executive officers were as follows:

Named Executive Officer	Share Options	Restricted Share Units	Performance- Based Restricted Share Units(1)	Target LTI Value($)(2)
Michael Kors	107,604	63,694	63,694	7,500,000
John D. Idol	107,604	63,694	63,694	7,500,000
Joseph B. Parsons	25,825	15,287	15,287	1,800,000
Cathy Marie Robinson(3)	8,608	40,151	5,096	2,100,000
Pascale Meyran	10,043	5,945	5,945	700,000
_________________________________________

(1)
See discussion of performance-based restricted share units under “—Equity Awards—Performance-Based Restricted Share Units” below. These performance-based restricted share units will cliff vest in June 2018, subject to the satisfaction of the pre-established cumulative net income goal for fiscal years 2016-2018 and continued employment through the end of such performance period. The number of units in this column assumes performance-based restricted share units vest at target.

36 | MICHAEL KORS	2016 Proxy Statement

(2)
Reflects estimated target long-term incentive value. See “Executive Compensation—Summary Compensation Table” for the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions).

(3)
Reflects an annual equity grant of approximately $600,000 and a special one-time grant of restricted share units valued at approximately $1.5 million in connection with Ms. Robinson's promotion to Senior Vice President, Corporate Strategy and Chief Operations Officer in September 2015.

Generally, in future years, each named executive officer will be considered for an annual equity grant based on a number of factors, including, their position, role, duties, experience, prior performance and expected future contribution and compensation levels. See “—Looking Ahead to Fiscal 2017 Compensation” for a discussion of fiscal 2017 equity grants to our named executive officers as a reward for performance in Fiscal 2016.
Equity Awards
We grant equity awards to our executive officers and other eligible employees pursuant to the terms of the Incentive Plan. Awards granted under the Incentive Plan are subject to the terms and conditions established by the Compensation and Talent Committee in the applicable award agreement and need not be the same for each participant. For Fiscal 2016, equity awards to our named executive officers were comprised 20% of share options, 40% of performance-based restricted share units and 40% of restricted share units.
Share Options
To date, all share options granted under the Incentive Plan have a term of seven years. Unless otherwise provided in an award agreement, any share option granted under the Incentive Plan becomes vested and exercisable with respect to 25% of the ordinary shares subject to the option on each of the first four anniversaries of the date that the option is granted so long as the participant continues to be employed by or provides services to us on the relevant vesting date.
Restricted Shares
Historically, we also granted restricted share awards to our executive officers and other eligible employees pursuant to the terms of the Incentive Plan. Restricted shares are ordinary shares that generally are non-transferable and are subject to other restrictions determined by the Compensation and Talent Committee for a specified period. Unless otherwise provided in an award agreement, a participant who receives a restricted share award has all rights of a shareholder, including voting rights and the right to receive distributions, subject to restrictions and risks of forfeiture set forth in the award agreement. Unless otherwise provided in an award agreement, 25% of each restricted share granted under the Incentive Plan vests on each of the first four anniversaries of the date that the restricted share was granted so long as the participant continues to be employed by or provides services to us on the relevant vesting date.

37 | MICHAEL KORS	2016 Proxy Statement

Restricted Share Units
Beginning in the fourth quarter of fiscal 2015, the Compensation and Talent Committee determined that our executive officers and other eligible employees should receive restricted share units (in lieu of restricted share grants) pursuant to the terms of the Incentive Plan. Previously, only non-employee directors received restricted share units. The purpose of this change was to avoid immediate income tax liability to those participants who receive a grant and are retirement eligible. Unless otherwise provided in an award agreement, 25% of each restricted share unit granted under the Incentive Plan to our executive officers and other eligible employees vests on each of the first four anniversaries of the date that the restricted share unit was granted so long as the participant continues to be employed by or provides services to us on the relevant vesting date, except that restricted share units awarded to our non-employee directors vest on the earlier of the one year anniversary of the date of grant or our annual meeting that occurs in the calendar year following the date of grant (unless the director elects to defer settlement to a later date) and, beginning with Fiscal 2016, the vesting of restricted share units granted to Messrs. Kors and Idol are subject to satisfaction of a minimum performance target. See “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control—Treatment of Long-Term Incentives Upon Termination or Change in Control” and “Executive Compensation—Employment Agreements With Our Named Executive Officers.”
Performance-Based Restricted Share Units
Consistent with our pay for performance compensation strategy, a portion of the annual equity grant to our named executive officers is comprised of performance-based restricted share units (referred to as “PRSUs”). The PRSUs will vest only upon achievement of a pre-established cumulative net income goal for a period of three years, subject to the individual’s continued employment through the end of the applicable three-year period. The number of ordinary shares earned with respect to such PRSUs will range from 0-150% of the shares originally subject to the award, depending on actual achievement.

For Fiscal 2016, the PRSUs granted to our named executive officers were for the performance period commencing on March 29, 2015 (the first day of Fiscal 2016) and continuing through March 31, 2018 (the last day of fiscal 2018). The PRSUs will be eligible to vest on the date that the Compensation and Talent Committee certifies the results for such performance period based on the extent to which the target cumulative net income of the Company for such performance period, as set forth in the following table, is achieved:

Performance Level	Cumulative Net Income for the Performance Period (in thousands)	% of Target Performance Goal Achieved	% of PRSUs That Will Become Vested On the Vesting Date
Threshold	$2,288,167	80%	50%
Target	$2,860,209	100%	100%
Maximum	$3,146,230	110%	150%

38 | MICHAEL KORS	2016 Proxy Statement

To the extent cumulative net income of the Company during the performance period exceeds the threshold level but is less than the target or maximum, the number of PRSUs that will become vested will be calculated using straight-line interpolation (rounded to the nearest whole percentage), as determined by the Compensation and Talent Committee in its sole discretion. No PRSUs will be earned or become vested if cumulative net income of the Company during the performance period is less than the threshold level and, in such event, the PRSUs subject to the award will be automatically forfeited.
We believe that using PRSUs further aligns the interests of our executives with our shareholders with respect to our long-term growth plan while simultaneously aiding in the retention of our key executives in a highly competitive market for talent.
Employee Benefits and Executive Perquisites
We provide our named executive officers with other compensation and benefits that we believe are reasonable, competitive and consistent with our overall executive compensation philosophy and objectives. Our named executive officers generally participate in the same benefit plans that eligible full-time employees in the United States participate in such as medical, dental and vision plans, life insurance, short and long-term disability coverage and matching contributions to a 401(k) plan and are eligible for paid vacation and a merchandise discount on our products.
We also provide certain limited additional perquisites to Messrs. Kors and Idol pursuant to the terms of their respective employment agreements. The costs of these benefits constitute only a small percentage of each of Messrs. Kors’ and Idol’s total compensation. We believe that these benefits generally allow Messrs. Kors and Idol to work more efficiently and facilitate the performance of their duties. We paid premiums of about $24,340 in Fiscal 2016 on the approximately $1,100,000 whole life insurance policy and $500,000 term life insurance policy currently in place on the life of Mr. Kors, both of which policies are owned by Mr. Kors. In addition, we pay $50,000 in premiums annually for the $5,000,000 whole life insurance policy presently maintained by Mr. Idol. We also provide the use of an automobile and a driver to Messrs. Kors and Idol and for personal use of the corporate aircraft in accordance with their respective aircraft time sharing agreements. These payments are not grossed up for taxes.
See “All Other Compensation” in the Summary Compensation Table and related footnotes for a discussion of all perquisites and other personal benefits provided to our named executive officers.
Severance Protection and Change of Control Benefits
We have employment agreements with each of our named executive officers which specify the terms of employment including certain compensation levels and certain severance benefits. These employment agreements were designed to attract and retain the services of these particular executives and to assure us of the executive’s continued employment. We believe the severance benefits provided, which are the result of negotiations between the parties, are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size and stage of development operating in the retail accessories and apparel industry.
In addition, all of the equity awards granted to our named executive officers pursuant to our Incentive Plan will be subject to accelerated vesting upon certain terminations of employment occurring within 24 months following a change in control. No named executive officer has any right to receive a tax gross up for any “golden parachute” excise tax imposed under the U.S. Internal Revenue Code.

39 | MICHAEL KORS	2016 Proxy Statement

For a description of the severance protection contained in the named executive officers’ employment agreements and the estimated amounts payable to our named executive officers in the event of termination or a change in control, including details regarding the effect of termination and change in control on outstanding equity awards, see “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control—Treatment of Long-Term Incentives Upon Termination or Change in Control.”
Other Compensation Program Features
Clawback Policy and Recovery of Equity-Based and Cash Awards
Our equity-based awards provide that all vested equity-based awards will be forfeited by our Incentive Plan participants automatically upon a breach by them of any of the post-employment covenants such as any non-competition, employee or customer non-solicitation or non-disclosure obligations to which they are subject. The Incentive Plan participant would be required to forfeit or repay any compensation previously received on exercise or settlement of the award in connection with any such breach. We view this recovery of awards feature as a necessary element of our equity-based program as it deters competitive activities that would likely cause significant harm to our business. If the Incentive Plan participant receives an amount in excess of what should have been received under the terms of the award due to material noncompliance by the Company with any financial reporting requirement under the U.S. securities laws, any mistake in calculations or other administrative error, then the award will be canceled and the individual must promptly repay any excess value to the Company.
In addition, we have a bonus clawback policy which applies to annual cash incentive bonus compensation earned by certain covered employees (including our named executive officers). Under our bonus clawback policy, we may recover all or part of any annual cash incentive bonus compensation awarded or paid to these employees in the event that we determine that our financial results must be restated to correct an accounting error due to material noncompliance with any financial reporting requirements under the U.S. securities laws within three years from the first issuance of such financial results. The second amended and restated employment agreements entered into between us and each of Mr. Kors and Mr. Idol also provide for a clawback of all or part of any annual cash incentive bonus compensation paid or awarded to either of them in the event of a restatement due to material non-compliance with financial reporting requirements. See “Executive Compensation—Employment Agreements with Our Named Executive Officers” below.
Certain Tax Matters
Our Compensation and Talent Committee’s general policy is that compensation should qualify as tax deductible to the Company for federal income tax purposes whenever possible, to the extent consistent with our overall compensation goals. Under Section 162(m) of the U.S. tax code (“Section 162(m)”), compensation paid to certain of our named executive officers (other than our Chief Financial Officer) in excess of $1 million per year is generally not deductible unless the compensation is “performance-based” as described in the regulations under Section 162(m). Prior to the date of the 2016 annual meeting of shareholders, we were permitted a transition period before the provisions of Section  162(m) become applicable to us. For Fiscal 2016, we made certain changes to the compensation of our Chief Executive Officer and Chief Creative Officer in order to comply with Section 162(m) because it is a financially responsible action and benefits our shareholders. See “Executive Compensation—Employment Agreements with Our Named Executive Officers” below. Of course, we believe it is important that our Compensation and Talent Committee retains flexibility and authority to adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-

40 | MICHAEL KORS	2016 Proxy Statement

recurring events, or to attract and retain key executive talent, even if this results in the payment of non-deductible compensation. Accordingly, our Compensation and Talent Committee may recommend payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and in the best interests of the Company and its shareholders.

Accounting Matters
Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the Compensation and Talent Committee considers in determining the amount, form and design of each pay component for our executives.
Share Ownership Guidelines
We believe that it is important for key members of our senior management team to have a meaningful ownership stake in our Company in order to further align their financial interests with those of our shareholders and to encourage the creation of long-term growth for our Company. Our Compensation and Talent Committee adopted share ownership guidelines applicable to our named executive officers and certain other employees. The share ownership guidelines applicable to our named executive officers are as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)	Meets Guidelines
Chief Executive Officer	5x Base Salary	✓
Chief Creative Officer	5x Base Salary	✓
Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer	3x Base Salary	✓
Senior Vice President, Corporate Strategy & Chief Operations Officer	2x Base Salary	✗(1)
Senior Vice President, Chief Human Resources Officer	2x Base Salary	✗(2)
_______________________
(1) Has until May 12, 2019 to meet guidelines.
(2) Has until September 15, 2019 to meet guidelines.
Shares that are actually owned by the named executive officers, including those shares in deferred savings plans, count towards satisfying the minimum ownership guidelines. Unvested equity held by a named executive officer does not count towards attaining the minimum share ownership thresholds. Named executive officers have until the later of June 2, 2017 or five years from their date of hire to accumulate the required share ownership level.
For a description of the share ownership guidelines applicable to our non-employee directors, see “Director Compensation—Director Share Ownership Guidelines.”

41 | MICHAEL KORS	2016 Proxy Statement

Looking Ahead to Fiscal 2017
Fiscal 2017 Equity Awards
As discussed above, annual equity grants to our named executive officers and other eligible employees generally occur in the fiscal year immediately following the performance period. Consistent with this practice, and to reward individual executives for their achievements in Fiscal 2016 and to provide additional incentive for sustained long-term growth, the Compensation and Talent Committee approved an equity grant to each of our named executive officers in fiscal 2017. In determining the value of the equity grant to be awarded to each of our named executive officers, the Compensation and Talent Committee considered the performance and contributions of each named executive officer in Fiscal 2016 along with the expected future contributions of these executive officers as well as an analysis (in consultation with the Compensation and Talent Committee’s independent compensation consultant Willis Towers Watson) of the long-term equity incentives awarded to comparable senior executives at our selected competitors.
The awards approved for our named executive officers in fiscal 2017 for performance in Fiscal 2016 were as follows:

Named Executive Officer	Share Options	Restricted Share Units	Performance- Based Restricted Share Units(1)	Target LTI Value(2)
Michael Kors	14,503	8,019	8,019	$1,000,000
John D. Idol	14,503	8,019	8,019	$1,000,000
Joseph B. Parsons	17,404	9,623	9,623	$1,200,000
Cathy Marie Robinson	7,252	4,010	4,010	$500,000
Pascale Meyran	7,252	4,010	4,010	$500,000
_________________________________

(1)
See "Elements of Executive Compensation—Performance-Based Compensation—Performance-Based Restricted Share Units” above. These performance-based restricted share units will cliff vest in June 2019, subject to the satisfaction of the pre-established cumulative net income goal for fiscal years 2017-2019 and continued employment through the end of such performance period.

(2)	Reflects estimated target long-term incentive value as of June 15, 2016 (the date of grant).

The Compensation and Talent Committee believes it was appropriate to reduce the equity granted to each of Michael Kors and John Idol in fiscal 2017 in respect of Fiscal 2016 performance because they each earned their maximum incentive bonus in Fiscal 2016 but the other named executive officers, with the exception of Ms. Meyran, did not, and each of Messrs. Kors and Idol already has a meaningful equity interest in the Company at 3.1% and 2.0%, respectively. See "Security Ownership of Certain Beneficial Owners and Management."

42 | MICHAEL KORS	2016 Proxy Statement

COMPENSATION AND TALENT COMMITTEE REPORT
The Compensation and Talent Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our reviews and discussion with management, the Compensation and Talent Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2016 Annual Meeting of Shareholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended April 2, 2016.

COMPENSATION AND TALENT COMMITTEE

Jean Tomlin (Chair) M. William Benedetto Ann McLaughlin Korologos Jane Thompson
COMPENSATION AND TALENT COMMITTEE RISK ASSESSMENT
Management periodically reviews with the Compensation and Talent Committee our compensation policies and practices and evaluates the degree to which the various design elements of our compensation program encourage excessive or inappropriate risk-taking, including by our named executive officers. We believe that the various elements of our compensation program discourage imprudent risk taking and are aligned with our strategy and objectives. As a result of its review and evaluation of our Fiscal 2016 compensation program, the Compensation and Talent Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
The factors evaluated by management and the Compensation and Talent Committee included:

•	the overall mix of pay between base salary, short-term incentives and long-term equity compensation;

•	the variety of performance metrics used in our performance-based incentive compensation plans;

•	the range of performance required to earn a payout under performance-based compensation and capped payouts under our incentive plans;

•	the timing of incentive payouts and the vesting schedules and vesting conditions under our equity incentive plans;

•	our incentive compensation clawback policy;

•	the balance between the use of share options, restricted shares and performance-based equity incentives;

•	share ownership guidelines for our outside directors and our executives;

•	our policy against buying Company shares on margin or engaging in any hedging transactions;

•	our rigorous management performance evaluation process with an emphasis on core competencies and leadership capabilities; and

•	our leadership and culture that values long-term value creation for our shareholders and strong financial performance.

43 | MICHAEL KORS	2016 Proxy Statement

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the compensation earned by, or awarded or paid to, each of our named executive officers for our last three completed fiscal years:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael Kors	2016	1,000,000	—	5,999,974	1,488,984	6,500,000	136,291	15,125,249
Honorary Chairman & Chief Creative Officer	2015	2,500,000	—	4,874,942	2,624,997	5,000,000	130,820	15,130,759
	2014	2,500,000	—	3,899,958	2,093,684	5,000,000	109,613	13,603,255

John D. Idol	2016	1,000,000	—	5,999,974	1,488,984	6,500,000	80,703	15,069,661
Chairman & Chief Executive Officer	2015	2,500,000	—	4,874,942	2,624,997	5,000,000	82,618	15,082,557
	2014	2,500,000	—	3,899,958	2,093,684	5,000,000	65,578	13,559,220

Joseph B. Parsons	2016	600,000	—	1,440,036	357,357	420,000	7,800	2,825,193
Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer	2015	600,000	—	1,169,952	630,004	600,000	7,650	3,007,606
	2014	583,333	—	1,169,988	628,113	450,000	7,650	2,839,084

Cathy Marie Robinson	2016	450,000	—	1,980,047	119,114	157,500	7,123	2,713,784
Senior Vice President, Corporate Strategy & Chief Operations Officer (4)	2015	381,897	225,000(5)	3,000,015	—	—	—	3,606,912
	2014	—	—	—	—	—	—	—

Pascale Meyran	2016	500,000	250,000(7)	560,020	138,971	—	444,964	1,893,955
Senior Vice President, Chief Human Resources Officer (6)	2015	251,916	260,417(7)	975,006	525,000	—	48,898	2,061,237
	2014	—	—	—	—	—	—	—
_________________________________

(1)
The amounts reported in these columns reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted-average assumptions for Fiscal 2016 equity awards are set forth in Note 15 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2016. The value of the PRSUs included in the amount reported in this column is based on achieving target performance goals and represents 100% of the grant date fair value. If performance conditions were achieved at the maximum level, the grant date fair value of the PRSUs included in the share awards column for each of the named executive officers would have been as follows: (i) for Fiscal 2016: (a) Kors: $4,499,981; (b) Idol: $4,499,981; (c) Parsons: $1,080,027; (d) Robinson: $360,032 and (e) Meyran: $420,014; (ii) for fiscal 2015: (a) Kors: $3,374,982; (b) Idol: $3,374,982; (c) Parsons: $809,956; (d) Robinson: $673,224 and (e) Meyran: $443,682; and (iii) for fiscal 2014: (a) Kors: $2,699,971 (b) Idol: $2,699,971; and (c) Parsons: $809,991.

(2)
The amounts reported in this column for Messrs. Kors and Idol were earned pursuant to their respective employment agreements. The amounts reported in this column for the other named executive officers were earned under our Bonus Plan for the applicable fiscal year. For a more detailed discussion of our cash incentive programs, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Based Compensation—Annual Cash Bonuses.”

(3)	For each of our named executive officers, “All Other Compensation” consists of the payments that are shown in the table below for the applicable fiscal year.

(4)	Ms. Robinson joined the Company in May 2014.

44 | MICHAEL KORS	2016 Proxy Statement

(5)
Pursuant to the terms of Ms. Robinson’s employment agreement entered into in connection with her commencement of employment with the Company, Ms. Robinson was entitled to her maximum bonus opportunity for fiscal 2015.

(6)	Ms. Meyran joined the Company in September 2014.

(7)
Pursuant to the terms of Ms. Meyran’s employment agreement entered into in connection with her commencement of employment with the Company, Ms. Meyran received a $125,000 signing bonus in fiscal 2015 and was entitled to her maximum bonus opportunity for fiscal 2015 (pro rated from the commencement date of her employment) and Fiscal 2016.

All Other Compensation

Perquisite	Mr. Kors ($)	Mr. Idol ($)	Mr. Parsons ($)	Ms. Robinson ($)	Ms. Meyran ($)
Transportation Benefit(1)
2016	103,602	11,814	—	—	—
2015	98,281	17,040	—	—	—
2014	78,874	7,928	—	—	—
401(k) Company Match
2016	7,800	7,800	7,800	4,988	1,875
2015	7,650	7,650	7,650	—	—
2014	7,650	7,650	7,650	—	—
Company Paid Life Insurance Premiums
2016	24,340	50,000	—	—	—
2015	24,340	50,000	—	—	—
2014	23,089	50,000	—	—	—
Other
2016	549(2)	11,089(3)	—	2,135(4)	443,089(5)
2015	549(2)	—	—	—	48,898(6)
2014	—	—	—	—	—
 _________________________________

(1)	Represents the value of an automobile and driver provided on behalf of the Company to the named executive officer.

(2)	Represents amounts paid in connection with the provision of security services.

(3)
Represents imputed income for personal use of the Company aircraft ($7,016) and the payment of UK withholding tax ($4,073) in connection with the Company's decision to become a U.K. tax resident in fiscal 2015.

(4)	Represents payment for moving expenses in connection with executive's previously disclosed decision to withdraw her resignation.

(5)	Represents payments in connection with relocation ($439,729) and a clothing allowance ($3,360).

(6)	Represents payments in connection with relocation and temporary housing ($45,710) and a clothing allowance ($3,188).
Total Compensation
In accordance with required SEC disclosure rules, the fiscal year compensation shown in the Summary Compensation Table above only includes the grant date fair values of share awards and option awards actually granted in the applicable fiscal year. Thus, our equity grants made in Fiscal 2016 in respect of fiscal 2015 performance are shown in the Fiscal 2016 line in the Summary Compensation Table (not the fiscal 2015 line) and our equity grants made in fiscal 2015 in respect of fiscal 2014 performance are shown in the fiscal 2015 line in the Summary Compensation Table (not the fiscal 2014 line). Similarly, our equity grants made in fiscal 2017 in respect of Fiscal 2016 performance (see “Compensation Discussion and Analysis—Looking Ahead to Fiscal 2017—Fiscal 2017 Equity Awards” above) are not shown in the Fiscal 2016 line in the Summary Compensation Table (but will appear in the fiscal 2017 line in next year’s Summary Compensation Table for next year’s named executive officers). To supplement the SEC-required disclosures, we have included an additional table below, which shows Messrs. Kors and Idol's total compensation in Fiscal 2016, 2015 and 2014, reflecting the grant date fair values of the equity awards in the performance year in respect of which the grant of such equity awards was actually attributed.

45 | MICHAEL KORS	2016 Proxy Statement

Name and Principal Position	Fiscal 2016(1)	Fiscal 2015	Fiscal 2014
Michael Kors Honorary Chairman & Chief Creative Officer	$8,636,263	$15,130,759	$13,603,255
John D. Idol Chairman & Chief Executive Officer	$8,580,675	$15,082,557	$13,559,220
 __________________________________

(1)
Amounts reported as total compensation in this column differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table for Fiscal 2016. This amount is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, see the narrative disclosure and footnotes accompanying the Summary Compensation Table included in this Proxy Statement.

Fiscal 2016 Grants of Plan-Based Awards

The following table sets forth information on potential payment opportunities in respect of Fiscal 2016 performance under our annual cash incentive programs and equity awards granted during Fiscal 2016 under our Incentive Plan:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Share and Option Awards ($)(3)
Michael Kors	Share Options	6/15/15	—	—	—	—	—	—	—	107,604	47.10	1,488,984
	RSUs	6/15/15	—	—	—	—	—	—	63,694	—	—	2,999,987
	Performance RSUs(4)	6/15/15	—	—	—	31,847	63,694	95,541	—	—	—	2,999,987
	Annual Cash Incentive Plan	—	—	—	6,500,000	—	—	—	—	—	—	—
John D. Idol	Share Options	6/15/15	—	—	—	—	—	—	—	107,604	47.10	1,488,984
	RSUs	6/15/15	—	—	—	—	—	—	63,694	—	—	2,999,987
	Performance RSUs(4)	6/15/15	—	—	—	31,847	63,694	95,541	—	—	—	2,999,987
	Annual Cash Incentive Plan	—	—	—	6,500,000	—	—	—	—	—	—	—
Joseph B. Parsons	Share Options	6/15/15	—	—	—	—	—	—	—	25,825	47.10	357,357
	RSUs	6/15/15	—	—	—	—	—	—	15,287	—	—	720,018
	Performance RSUs(4)	6/15/15	—	—	—	7,644	15,287	22,931	—	—	—	720,018
	Annual Cash Incentive Plan	—	300,000	450,000	600,000	—	—	—	—	—	—	—
Cathy Marie Robinson	Share Options	6/15/15	—	—	—	—	—	—	—	8,608	47.10	119,114
	RSUs	6/15/15	—	—	—	—	—	—	5,096	—	—	240,022
	Performance RSUs(4)	6/15/15	—	—	—	2,548	5,096	7,644	—	—	—	240,022
	RSUs	9/1/15	—	—	—	—	—	—	35,055	—	—	1,500,003
	Annual Cash Incentive Plan	—	112,500	168,750	225,000	—	—	—	—	—	—	—
Pascale Meyran	Share Options	6/15/15	—	—	—	—	—	—	—	10,043	47.10	138,971
	RSUs	6/15/15	—	—	—	—	—	—	5,945	—	—	280,010
	Performance RSUs(4)	6/15/15	—	—	—	2,973	5,945	8,918	—	—	—	280,010
	Annual Cash Incentive Plan	—	125,000	187,500	250,000	—	—	—	—	—	—	—

46 | MICHAEL KORS	2016 Proxy Statement

 _________________________________

(1)
Pursuant to their employment agreements, Messrs. Kors and Idol were entitled to an annual bonus equal to 1% of our EBITDA for Fiscal 2016 with a maximum bonus opportunity of $6.5 million. For Mr. Parsons, Ms. Meyran and Ms. Robinson, these columns reflect potential cash bonus amounts for Fiscal 2016 under the Bonus Plan if performance metrics were attained at varying levels. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Compensation—Annual Cash Bonuses” for more information regarding bonus incentive awards. Amounts actually earned for Fiscal 2016 are set forth in the Summary Compensation Table above.

(2)
Except for the award granted on September 1, 2015, the share-based awards reflected in these columns will vest in 25% installments on the four anniversary dates following the grant date, subject to continued employment. The share-based awards granted to Cathy Marie Robinson on September 1, 2015 will vest in equal installments over three years on each anniversary of the date of grant, subject to continued employment.

(3)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted-average assumptions for Fiscal 2016 equity awards are set forth in Note 15 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2016. The value of the PRSUs included in the amount reported in this column is based on achieving target performance goals and represents 100% of the grant date fair value. If performance conditions were achieved at the maximum level, the grant date fair value of the PRSUs included in this column for each of the named executive officers would have been as follows: (a) Kors: $4,499,981; (b) Idol: $4,499,981; (c) Parsons: $1,080,027; (d) Robinson: $360,032 and (e) Meyran: $420,014.

(4)
Each PRSU represents a contingent right to receive one ordinary share of the Company only upon achievement of a pre-established cumulative net income goal for the performance period (March 29, 2015 to March 31, 2018), subject to the named executive officer’s continued employment with the Company through the end of such performance period. The PRSUs will cliff vest on the date on which the Compensation and Talent Committee certifies the results for the performance period which in no event shall be later than thirty (30) days following the completion of the audited financials for the fiscal year ended March 31, 2018. The value of the ordinary shares earned with respect to such PRSUs will range from 0-150% of the value of the shares originally subject to the award, depending on actual achievement.

Employment Agreements with Our Named Executive Officers
Michael Kors
On May 20, 2015, we entered into a second amended and restated employment agreement with Mr. Michael Kors in accordance with the terms of the prior agreement in order to comply with Section  162(m) and maximize tax deductions. The material terms of his agreement are set forth below, and such terms are qualified in their entirety by the terms of the underlying employment agreement.
Pursuant to his employment agreement, Mr. Kors is our Honorary Chairman and Chief Creative Officer, and we will use best efforts to cause him to be appointed or elected to the Board of Directors. His employment with us terminates upon his death, permanent disability or for “Cause” (as defined in the employment agreement).
Mr. Kors receives an annual salary of $1.0 million. In addition, Mr. Kors is eligible to receive a cash bonus with respect to performance over the period beginning on the first day of each fiscal year and ending on the last day of the second fiscal quarter of such fiscal year equal to 1% of Michael Kors Holdings Limited’s (“MKHL”) consolidated income from operations for such performance period, increased by depreciation plus amortization plus impairment of long-lived assets, in each case calculated in accordance with U.S. generally accepted accounting principles and disclosed in our Consolidated Statements of Operations and Comprehensive Income (“EBITDA”) for such performance period, up to a maximum of $1.5 million (the “Part-Year Bonus”). In addition, Mr. Kors is eligible to receive an annual bonus with respect to each full fiscal year of the Company equal to 1% of EBITDA during such annual performance period, up to a maximum of $6.5 million, reduced by the amount of the Part-Year Bonus in respect of the same fiscal year. If the Compensation and Talent Committee determines that Mr. Kors was overpaid as a result of certain restatements of our reported financial or operating results due to material non-compliance with financial reporting requirements, then it may reduce the amount of a bonus, or require Mr. Kors to repay the overpaid portion of the bonuses, as long as the determination as to the fact that a bonus has been overpaid is made before the end of the third fiscal year following the year for which the bonus performance criteria were inaccurate, but extended until any restatement is complete.

47 | MICHAEL KORS	2016 Proxy Statement

Mr. Kors is eligible for six weeks of paid vacation per year. He is entitled to participate in all our employee benefit plans (to the extent eligible therefor), excluding bonus plans unless provided in the employment agreement or determined by the Compensation and Talent Committee. If any benefit plan is not available to Mr. Kors due to his nationality or residence, we must use best efforts to provide a substantially equivalent benefit through another source, at our expense. We pay the premiums on the whole life insurance policy and $500,000 term life insurance policy currently in place on the life of Mr. Kors. We also provide Mr. Kors with an automobile and driver for transportation for business purposes as provided for in his employment agreement.
John D. Idol
We entered into a second amended and restated employment agreement with Mr. John Idol on May 20, 2015, in accordance with the terms of the prior agreement in order to comply with Section 162(m) and maximize tax deductions. The material terms of his agreement are set forth below, and such terms are qualified in their entirety by the terms of the underlying employment agreement.
Pursuant to his employment agreement, Mr. Idol serves as our Chairman and Chief Executive Officer, reporting to the Board of Directors. We must use best efforts to cause Mr. Idol to be appointed or elected to the position of Chairman of the Board. The term of Mr. Idol’s employment agreement extends through March 31, 2018 and will thereafter be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Upon his termination from employment for any reason, Mr. Idol will immediately resign from such boards and from other officer and director positions within the Company and its subsidiaries.
Mr. Idol receives an annual salary of $1.0 million. In addition, Mr. Idol is also eligible to receive a cash bonus with respect to performance over the period beginning on the first day of each fiscal year and ending on the last day of the second fiscal quarter of such fiscal year equal to 1% of EBITDA for such performance period, up to a maximum of $1.5 million (the "Part-Year Bonus"). In addition, Mr. Idol is eligible to receive an annual bonus with respect to each full fiscal year of the Company equal to 1% of EBITDA during such annual performance period, up to a maximum of $6.5 million, reduced by the amount of the Part-Year Bonus in respect of the same fiscal year. If the Compensation and Talent Committee determines that Mr. Idol was overpaid as a result of certain restatements of our reported financial or operating results due to material non-compliance with financial reporting requirements, then it may reduce the amount of a bonus, or require Mr. Idol to repay the overpaid portion of the bonuses, as long as the determination as to the fact that a bonus has been overpaid is made before the end of the third fiscal year following the year for which the bonus performance criteria were inaccurate, but extended until any restatement is complete.
Mr. Idol is entitled to participate in all our employee benefit plans and programs generally available to senior officers, excluding bonus plans unless otherwise provided in the employment agreement or determined by the Compensation and Talent Committee. We pay the premiums, up to a maximum of $50,000 per annum, for Mr. Idol’s $5.0 million whole life insurance policy. We also provide Mr. Idol with an automobile and driver for transportation to and from our offices and for business purposes as provided for in his employment agreement.

48 | MICHAEL KORS	2016 Proxy Statement

Joseph B. Parsons
Pursuant to the amended and restated employment agreement between the Company and Mr. Joseph B. Parsons, our Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer, dated May 23, 2013, the term of Mr. Parsons’ employment agreement extended through March 31, 2015 and is automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Mr. Parsons receives an annual base salary of $600,000. Mr. Parsons is eligible to receive an annual bonus in accordance with the terms of our Bonus Plan (with incentive levels set at 50% target – 75% stretch – 100% max). Mr. Parsons is also able to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans.
Cathy Marie Robinson
Pursuant to the employment agreement between the Company and Ms. Cathy Marie Robinson, our Senior Vice President, Corporate Strategy and Chief Operations Officer, Ms. Robinson’s employment with the Company commenced on May 12, 2014 and the terms of her employment agreement extend through June 30, 2017 and will be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Ms. Robinson receives an annual base salary of $450,000. Ms. Robinson is eligible to receive an annual bonus in accordance with the terms of our Bonus Plan (with incentive levels set at 25% target – 37.5% stretch – 50% max). Ms. Robinson is also able to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans.
Pascale Meyran
Pursuant to the employment agreement between the Company and Ms. Pascale Meyran, our Senior Vice President, Chief Human Resources Officer, Ms. Meyran’s employment with the Company commenced on September 15, 2014 and the terms of her employment agreement extend through June 30, 2018 and will be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Ms. Meyran receives an annual base salary of $500,000. Ms. Meyran is eligible to receive an annual bonus in accordance with the terms of our Bonus Plan (with incentive levels set at 25% target – 37.5% stretch – 50% max), except that Ms. Meyran was entitled to a bonus at the maximum bonus opportunity of $250,000 for fiscal 2015 (pro rated from the commencement date) and for Fiscal 2016. For each fiscal year during the term, Ms. Meyran is entitled to a $5,000 clothing allowance as well as an additional $20,000 clothing allowance that may be used at any time during the term. Ms. Meyran is also able to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans.

49 | MICHAEL KORS	2016 Proxy Statement

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth unexercised and unvested share options and other share-based awards that were outstanding as of the end of Fiscal 2016 for each named executive officer:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares Not Yet Vested	Market Value of Shares or Units of Shares that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested (#)(2)
Michael Kors	387,597	—	20.00	12/14/2018	—	—	—	—
	42,110	42,109	62.24	6/3/2020	—	—	—	—
	22,329	66,987	94.45	6/2/2021	—	—	—	—
	—	107,604	47.10	6/15/2022	—	—	—	—
	—	—	—	—	101,408	5,777,214	—	—
	—	—	—	—	43,380(4)	2,471,359	87,516	4,985,787
John D. Idol	491,426	—	2.6316	2/18/2020	—	—	—	—
	456,000	—	5.00	3/25/2021	—	—	—	—
	387,597	—	20.00	12/14/2018	—	—	—	—
	42,110	42,109	62.24	6/3/2020	—	—	—
	22,329	66,987	94.45	6/2/2021	—	—	—	—
	—	107,604	47.10	6/15/2022	—	—	—	—
	—	—	—	—	101,408	5,777,214	—	—
	—	—	—	—	43,380(4)	2,471,359	87,516	4,985,787
Joseph B. Parsons	456,000	—	5.00	3/25/2021	—	—	—	—
	67,829	—	20.00	12/14/2018	—	—	—	—
	12,633	12,633	62.24	6/3/2020	—	—	—	—
	5,359	16,077	94.45	6/2/2021	—	—	—	—
	—	25,825	47.10	6/15/2022	—	—	—	—
	—	—	—	—	25,350	1,444,190	—	—
	—	—	—	—	13,014(4)	741,408	21,004	1,196,598
Cathy Marie Robinson	—	8,608	47.10	6/15/2022	—	—	—	—
	—	—	—	—	56,826	3,237,377	—	—
	—	—	—	—	—	—	14,625	833,186
Pascale Meyran	5,910	17,729	71.66	10/1/2021	—	—	—	—
	—	10,043	47.10	6/15/2022	—	—	—	—
	—	—	—	—	11,439	651,680	—	—
	—	—	—	—	—	—	12,225	696,458
  _____________________________

(1)
The share options with an exercise price of $2.6316, $5.00 and $20.00 per share were granted on February 18, 2010, March 25, 2011 and December 14, 2011, respectively, and are immediately exercisable. The share options with an exercise price of (i) $62.24 per share were granted on June 3, 2013; (ii) $94.45 per share were granted on June 2, 2014; and (iii) $47.10 per share were granted on June 15, 2015. These share options vest 25% each year over four years on the anniversary of the date of grant.

(2)
The aggregate market or payout value of unvested or unearned shares is based on $56.97, which is the closing price of the Company’s ordinary shares on the NYSE on April 1, 2016 (the last business day of Fiscal 2016).

50 | MICHAEL KORS	2016 Proxy Statement

(3)
The PRSUs reflected in this column were granted on June 2, 2014 and June 15, 2015, respectively, and represent a contingent right to receive one ordinary share of the Company upon achievement of a pre-established cumulative net income goal for the performance period, subject to the executive officer’s continued employment with the Company through the end of such performance period. The PRSUs will cliff vest on the date on which the Compensation and Talent Committee certifies the results for the performance period, which in no event shall be later than thirty (30) days following the completion of the audited financials for the fiscal year in which the performance period ends. The value of the ordinary shares earned with respect to such PRSUs will range from 0-150% of the value of the shares originally subject to the award, depending on actual achievement. The number of unearned PRSUs reported in this column is based on achieving target performance goals, which represents 100% of the shares originally subject to the award.

(4)
Reflects PRSUs granted on June 3, 2013 and represents a contingent right to receive one ordinary share of the Company upon achievement of the pre-established cumulative net income goal for the three-year period beginning on the first day of fiscal 2014 and ending on April 2, 2016 (the last day of Fiscal 2016). As of the last day of Fiscal 2016, the performance goal was achieved at the maximum level and the named executive officer was entitled to 150% of the shares originally subject to the award and the only remaining conditions to vesting were completion of the Company's audited financials for Fiscal 2016, certification of such results by the Compensation and Talent Committee, and the named executive officer's continued employment. Subsequent to the fiscal year end, the Compensation and Talent Committee certified that the performance goal was achieved at the maximum level and such shares vested as of June 1, 2016.

Option Exercises and Shares Vested During Fiscal 2016

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting( $)
Michael Kors	—	—	57,049	2,420,335
John D. Idol	—	—	57,049	2,420,335
Joseph B. Parsons	—	—	13,920	594,311
Cathy Marie Robinson	—	—	5,559	270,167
Pascale Meyran	—	—	1,832	76,321
Potential Payments Upon Termination of Employment or Change in Control
The following summaries and tables describe and quantify the potential payments and benefits that would be payable to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and/or change in control occurred on April 2, 2016. The amounts that would actually be paid to our executive officers upon a termination of employment will depend on the circumstances and timing of termination or change in control.
Severance Benefits
Michael Kors
Mr. Kors’ employment agreement terminates upon his death, permanent disability or for Cause (as defined in the employment agreement). A termination of Mr. Kors by us will not result in any severance. However, if Mr. Kors dies or becomes permanently disabled, or terminates his employment under circumstances where we breached the employment agreement, he or his estate (as applicable) is entitled to a pro rata portion of his bonus that would have been payable to him in respect of the fiscal year or half year during which the termination, death or permanent disability occurred. Assuming a termination due to death or disability on April 2, 2016, or termination due to our breach of the employment agreement, Mr. Kors would have received his maximum bonus opportunity ($6,500,000) for Fiscal 2016.
If Mr. Kors terminates his employment without our consent (and other than due to death or permanent disability or due to a breach by us of his employment agreement), for the remainder of his lifetime he will be an independent and exclusive design consultant for the Company for an annual fee of $1.0 million and will not compete with the Company.

51 | MICHAEL KORS	2016 Proxy Statement

As described in more detail below, notwithstanding the fact that we do not have a right to terminate Mr. Kors’ employment pursuant to his employment agreement other than for Cause, the share options, and other share-based awards granted to Mr. Kors pursuant to the Incentive Plan will become 100% vested in connection with any termination by us without “cause” or by the executive for “good reason” (each as defined in Incentive Plan) that occurs within 24 months following a “change in control,” and assuming such termination were to have occurred on April 2, 2016, the value of the accelerated vesting of his unvested share options and other share-based awards would have been $1,062,051 and $13,234,360, respectively.
"Cause" is defined in his employment agreement as Mr. Kors’:

•	material breach of any material provision of his employment agreement that is not cured within 30 days of receiving notice of such breach;

•	conviction for fraud or criminal conduct adversely affecting the Company; or

•	commission of any willful, reckless or grossly negligent act which has a material adverse effect on the Company or its products, trademarks or goodwill or reputation.
Pursuant to his employment agreement, we will indemnify Mr. Kors and hold him harmless to the maximum extent permitted by applicable law, against liabilities, costs, and expenses incurred in connection with any action, suit, claim or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or any of its affiliates, but not for any acts taken in bad faith or in breach of his duty of loyalty to the Company under applicable law. Such rights may not be less favorable than any indemnification and hold harmless rights provided by us to any senior officer. These provisions survive the termination of his employment agreement.

Under his employment agreement, Mr. Kors retains creative and aesthetic control over the products produced and sold under the MICHAEL KORS trademarks and related marks, including exclusive control of the design of such products (so long as the exercise of such control is commercially reasonable). All intellectual property created by or at Mr. Kors’ direction in the course of his employment is the exclusive property of the Company. Mr. Kors remains obligated to maintain the confidentiality of our proprietary information.
We have agreed not to enter into any new line of business without Mr. Kors’ consent, if he reasonably determines that such line of business is detrimental to our trademarks. Mr. Kors may not render services to any other persons or compete with the Company’s business (except for charitable activities not inconsistent with the intent of his employment agreement and literary, theatrical and artistic activities not detrimental to our trademarks).
John D. Idol
Unless otherwise agreed to between the Company and Mr. Idol, Mr. Idol’s employment agreement will terminate upon a change of control (defined as the purchase or acquisition by any person, entity or group of affiliated persons or entities of more than 50% of the combined voting power of the outstanding shares of MKHL or all or substantially all of MKHL’s assets). It will also terminate upon Mr. Idol’s death or Total Disability (as defined in his employment agreement). Mr. Idol may terminate his employment without Good Reason (as defined in his employment agreement) upon six months’ advance notice or with Good Reason, subject to certain notice and cure rights. We may terminate Mr. Idol’s employment with Cause (as defined in his employment agreement) upon 10 days advance written notice, subject to Mr. Idol having certain rights to meet with the Board, and a majority of the Board approving his dismissal.

52 | MICHAEL KORS	2016 Proxy Statement

If Mr. Idol’s employment is terminated by us without Cause or by him for Good Reason, he will be entitled to receive a pro rata portion of his bonus (as described under “—Employment Agreements with Our Named Executive Officers—John D. Idol”) that would have been payable in respect of the fiscal year, or part fiscal year, as of the date of termination plus severance equal to two times the sum of his then current base salary and the annual bonus paid or payable to him with respect to the Company’s last full fiscal year, payable in a single lump sum within 30 days following termination as well as payment of any accrued benefits including earned but unpaid base salary, bonuses and reimbursement of any reimbursable expenses incurred prior to the termination date. If Mr. Idol dies or becomes Totally Disabled, in addition to the accrued benefits referenced above, Mr. Idol is entitled to a pro rata portion of his bonus that would have been payable to Mr. Idol in respect of such fiscal year as of the date of death or Total Disability. In the event Mr. Idol is terminated for Cause, he is not entitled to receive any compensation or benefits other than for accrued benefits.

“Good Reason” is defined in Mr. Idol’s employment agreement as:

•	the assignment of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position;

•	the Company's failure to perform substantially any material term of the employment agreement and such failure, if curable, is not cured within 60 days after the Company receives notice of the breach;

•	Mr. Idol’s office is relocated more than 50 miles from his then-current office;

•	the employment agreement is not assumed by any successor-entity to the Company;

•	Mr. Idol’s duties or responsibilities are significantly reduced (and such reduction is not initiated or recommended by Mr. Idol);

•	Mr. Idol is involuntarily removed from the Board (other than in connection with a termination for Cause, voluntary termination without Good Reason, death or Total Disability); or

•
subject to the terms of the employment agreement, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Mr. Idol and sufficient time to cease such involvement, the Board continues to do so.

“Cause” is defined in Mr. Idol’s employment agreement as Mr. Idol’s:

•	gross negligence, willful misconduct or dishonesty in performing his duties;

•	conviction of a felony (other than a felony involving a traffic violation);

•	commission of a felony involving fraud or other business crime against the Company or any of its subsidiaries; or

•	breach of the no-hire, confidentiality or non-compete covenants contained in his employment agreement if such breach, if curable, is not cured within 30 days after written notice of such breach.
Mr. Idol has also agreed that during the term of his employment agreement he will not engage in or carry on any Competitive Business (as defined below); provided, that he may own ten percent (10%) or less in a Competitive Business as a passive investor so long as he does not manage or exercise influence or control over such business. For purposes of Mr. Idol’s employment agreement, “Competitive Business” means a business which directly competes in any material respects with the Company or its parents, subsidiaries or affiliates.

53 | MICHAEL KORS	2016 Proxy Statement

Pursuant to his employment agreement, to the extent permitted by law and our by-laws or other governing documents, we will indemnify Mr. Idol with respect to any claims made against him as an officer, director or employee of the Company or any subsidiary, except for acts taken in bad faith or in breach of his duty of loyalty to the Company. During the term and for as long thereafter as is practicable, we agreed that Mr. Idol will be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which we currently maintain as of the date of the new employment agreement.
Mr. Idol has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company and Mr. Idol remains obligated to maintain the confidentiality of our proprietary information. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Joseph B. Parsons
Mr. Parsons’ employment agreement continues until it is terminated in accordance with its terms.
If Mr. Parsons’ employment is terminated by us without Cause (as defined in his employment agreement) or by Mr. Parsons for Good Reason (as defined in his employment agreement), he will be entitled to receive severance pay equal to the sum of his then current base salary plus the bonus paid to him by us for the most recent fiscal year, payable in equal installments over a one year period consistent with our payroll practice, subject to offset for any compensation and benefits that he receives from other employment during the severance period and his execution of a release of claims.
“Good Reason” is defined in Mr. Parsons’ employment agreement as:

•	a material breach by the Company of its obligations under the employment agreement that is not cured within 30 days following notice of such breach; or

•	a material diminution during the term of Mr. Parsons’ title, duties or responsibilities.
“Cause” is defined in Mr. Parsons’ employment agreement as Mr. Parsons’:

•	material breach of his obligations under his employment agreement that is not cured within 30 days following notice of such breach;

•	refusal to perform his duties under his employment agreement for at least five days following notice from the Company;

•
commission of a fraud or theft against the Company or any of its affiliates or licensees or his conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

•
possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs his ability to perform his duties under his employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Mr. Parsons is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Parsons has also agreed not to compete with us for one year after the termination of his employment and has agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

54 | MICHAEL KORS	2016 Proxy Statement

Cathy Marie Robinson
Ms. Robinson’s employment agreement continues until it is terminated in accordance with its terms.
If Ms. Robinson’s employment is terminated by us without Cause (as defined in her employment agreement) or by Ms. Robinson for Good Reason (as defined in her employment agreement), she will be entitled to receive severance pay equal to one year of her then current base salary, payable in equal installments over such one year period consistent with our payroll practice and continuation of medical, dental and insurance benefits, subject to offset for any compensation and benefits that she receives from other employment during the severance period and her execution of a release of claims.
“Good Reason” is defined in Ms. Robinson’s employment agreement as a material breach by the Company of its obligations under the employment agreement that is not cured within 30 days following notice of such breach.
“Cause” is defined in Ms. Robinson’s employment agreement as Ms. Robinson’s:

•	material breach of her obligations under her employment agreement that is not cured within 30 days following notice of such breach;

•	insubordination or refusal to perform her duties under her employment agreement for at least five days following notice from the Company;

•	misconduct with respect to the Company or any of its affiliates or licensees, or any of their respective businesses, assets or employees;

•
commission of a fraud or theft against the Company or any of its affiliates or licensees or her conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

•
possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs her ability to perform her duties under her employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Ms. Robinson is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Ms. Robinson has also agreed not to compete with us for one year after the termination of her employment and has agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Pascale Meyran
Ms. Meyran’s employment agreement continues until it is terminated in accordance with its terms.
If Ms. Meyran’s employment is terminated by us without Cause (as defined in her employment agreement) or by Ms. Meyran for Good Reason (as defined in her employment agreement) , she will be entitled to receive severance pay equal to one year of her then current base salary, payable in equal installments over such one year period consistent with our payroll practice and continuation of medical, dental and insurance benefits, subject to offset for any compensation and benefits that she receives from other employment during the severance period and her execution of a release of claims.

55 | MICHAEL KORS	2016 Proxy Statement

“Good Reason” is defined in Ms. Meyran’s employment agreement as a material breach by the Company of its obligations under the employment agreement that is not cured within 30 days following notice of such breach.
“Cause” is defined in Ms. Meyran’s employment agreement as Ms. Meyran’s:

•	material breach of her obligations under her employment agreement that is not cured within 30 days following notice of such breach;

•	insubordination or refusal to perform her duties under her employment agreement for at least five days following notice from the Company;

•	misconduct with respect to the Company or any of its affiliates or licensees, or any of their respective businesses, assets or employees;

•
commission of a fraud or theft against the Company or any of its affiliates or licensees or her conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

•
possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs her ability to perform her duties under her employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Ms. Meyran is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Ms. Meyran has also agreed not to compete with us for one year after the termination of her employment and has agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Change in Control Benefits
We do not provide our named executive officers with any single-trigger change in control payments or benefits unless in the event of a change in control, the successor corporation does not assume the awards issued under the Incentive Plan or the obligations under the applicable employment agreement. If a change in control were to have occurred on April 2, 2016, and none of our named executive officers were terminated, there would have been no payments due to our named executive officers under any of our plans or employment agreements. Each named executive officer’s share options and other share-based awards granted pursuant to the Incentive Plan will become 100% vested in connection with any termination by us without “cause” or by the executive for “good reason” (each as defined in the Incentive Plan) that occurs within 24 months following a “change in control.” A "change in control" is generally defined as:

•	during any 24-month period, the individuals serving on the Board cease to comprise a majority of the Board;

•	the acquisition by a third party of securities representing 30% or more of the voting power of the Company;

56 | MICHAEL KORS	2016 Proxy Statement

•
the consummation of a merger, consolidation or similar corporate transaction that requires approval of the Company’s shareholders, unless: (i) more than 50% of the voting power is retained by the holders of the voting securities immediately prior to the transaction, (ii) no person acquires securities of the Company representing more than 30% of the total voting power of the Company, and (iii) at least a majority of the directors on the Board were the same as those serving immediately prior to the transaction; or

•	the shareholders of the Company approve a complete liquidation of the Company or sale of substantially all of the assets of the Company.
No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, or any other U.S. federal, state or local income tax.

Treatment of Long-Term Incentives Upon Termination or Change in Control
In general, the share options and other share-based awards granted to our named executive officers under the Incentive Plan would have been treated as follows in the event of termination or change in control in Fiscal 2016:

Reason for Termination	Impact on Equity Awards
Voluntary by Executive (without Good Reason and No Grounds for Company to Terminate for Cause)	Unvested share options, restricted shares/units and PRSUs are forfeited Vested share options are exercisable for 30 days following termination

By Company without Cause/By Executive with Good Reason	Unvested share options, restricted shares/units and PRSUs are forfeited Vested share options are exercisable for 90 days following termination

By Company for Cause	Vested but unexercised options and unvested options are forfeited and unvested restricted shares/units and PRSUs are forfeited

Death or Disability
Unvested share options, restricted shares/units and PRSUs are forfeited

Vested share options are exercisable by executive or beneficiary (as applicable) for one year following death or disability

Beginning with the grants to our named executive officers in June 2016, upon death or disability, all unvested share options and RSUs will vest in full and unvested PRSUs will vest at target. Vested share options will continue to be exercisable by executive or beneficiary (as applicable) for one year following such death or disability

Termination on (or within 24 months of) Change in Control by Company without Cause or by Executive with Good Reason
Vesting of unvested share options will be accelerated and remain fully exercisable for a two-year period (or, if earlier, the expiration date set forth in the applicable award agreement)

Unvested restricted shares/units will fully vest and all restrictions, limitations and conditions will lapse

Unvested PRSUs will be earned and payable based on achievement of performance goals or based on target performance and all restrictions, limitations and conditions will lapse

Change in Control without Termination	There is no single-trigger accelerated vesting of any awards issued to date, except for single trigger vesting of awards if the successor corporation does not assume awards
In addition, beginning with grants to our named executive officers in June 2016, if a named executive officer retires from the Company at the age of at least 60 years old and having completed at least 10 years of service, such executive will continue to vest in all outstanding equity awards on the vesting schedule set forth in the applicable award agreement, including, with respect to PRSUs, at the end of the performance period on a pro rata basis based on the number of days worked during the performance period.

57 | MICHAEL KORS	2016 Proxy Statement

Potential Payments Upon Termination of Employment and Change in Control Table
The Potential Payments Upon Termination of Employment and Change in Control Table sets forth the estimated payments and benefits that would be due to each of the named executive officers in the event of a termination of employment or change in control of the Company as of April 2, 2016 (the last day of Fiscal 2016). These estimates are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing.
Regardless of the reason for a named executive officer’s termination of employment, he or she may be entitled to receive certain other amounts or accrued benefits, including unused vacation pay, any vested balance in his or her 401(k) plan and the ability to convert individual life insurance.
Mr. Kors has been omitted from this table because Mr. Kors may not be terminated by us other than for Cause (as defined in his employment agreement) and any termination by us will not result in any severance benefits payable to him. Please see the discussion above under “—Severance Benefits—Michael Kors” and under “—Treatment of Long-Term Incentives Upon Termination or Change in Control” for the estimated amounts that would be payable to him in certain termination scenarios.

Name	Benefit	By the Company Without Cause/By the Executive for Good Reason ($)	Termination By the Company Without Cause/By the Executive for Good Reason on or within 24 months following a Change in Control ($)
John D. Idol	Cash Severance(1)	12,000,000	12,000,000
	Plan Benefits	—	—
	Share Options(2)	—	1,062,051
	Restricted Shares/Units(3)	—	13,234,360
	Total	12,000,000	26,296,411
Joseph B. Parsons	Cash Severance(4)	1,200,000	1,200,000
	Plan Benefits	—	—
	Share Options(2)	—	254,893
	Restricted Shares/Units(3)	—	3,382,196
	Total	1,200,000	4,837,089
Cathy Marie Robinson	Cash Severance(5)	450,000	450,000
	Plan Benefits(6)	14,125	14,125
	Share Options(2)	—	84,961
	Restricted Shares/Units(3)	—	4,070,563
	Total	464,125	4,616,649
Pascale Meyran	Cash Severance(5)	500,000	500,000
	Plan Benefits(6)	14,125	14,125
	Share Options(2)	—	99,124
	Restricted Shares/Units(3)	—	1,348,138
	Total	514,125	1,961,387
______________________________

(1)
Reflects severance pay equal to two times the sum of his then current base salary and the annual bonus paid or payable to him with respect to the Company’s last full fiscal year (fiscal 2015), payable in a single lump sum within 30 days following the date of termination. Because Mr. Idol's severance calculation is based his bonus earned in the immediately prior fiscal year, the cash severance reflected in this row includes the full year bonus ($5 million) that he received under his prior employment agreement.

(2)
Represents the value of unvested share options that will become fully vested and exercisable upon a termination by the Company without “cause” or by the named executive officer for “good reason” within 24 months following a change in control, pursuant to the terms of the Incentive Plan.

58 | MICHAEL KORS	2016 Proxy Statement

(3)
Represents the value of unvested restricted shares or RSUs and unearned PRSUs that will become fully vested or earned upon a termination by the Company without “cause” or by the named executive officer for “good reason” within 24 months following a change in control, pursuant to the terms of the Incentive Plan. The payout for unearned PRSUs reflected in this row is based on achieving maximum performance for the Fiscal 2016 performance period and target performance goals for any PRSUs that vest with respect to any other performance period and represents the market value as of the last trading day of Fiscal 2016.

(4)
Reflects severance pay equal to the sum of his then current base salary plus the bonus paid to him by us for the last full fiscal year (fiscal 2015), payable in equal installments over a one year period consistent with our payroll practice.

(5)	Reflects severance pay equal to one year current base salary payable in equal installments over a one year period consistent with our payroll practice.

(6)	Reflects the cost of continuation of medical and insurance benefits for one year.

DIRECTOR COMPENSATION
Director Compensation Generally
Non-employee directors receive annual cash compensation comprised of an annual retainer and fees for each meeting attended including a travel fee for intercontinental travel. For Fiscal 2016, annual cash compensation for our non-employee directors was as follows:

Annual Retainer	$70,000
Additional Retainers
Lead Director	$40,000
Audit Committee Chair	$30,000
Compensation and Talent Committee Chair	$25,000
Governance and Nominating Committee Chair	$25,000
Meeting Attendance
Board of Directors Meeting	$1,500 per meeting
Committee Meeting	$500 per meeting*
Travel Fee	$3,000 per trip*
____________________
*Committee meeting fees and travel fees did not take effect until second half of Fiscal 2016.
Directors who are employees receive no additional compensation for their services as directors. A portion of Messrs. Kors’ and Idol’s annual base salary equal to one-fourth of the amount of the annual retainer and meeting fees paid to the Company’s independent directors is payable to each of them by MKHL on a quarterly basis at the same time such retainer and meeting payments are paid to the independent directors of the Company. This is not additional compensation for either of them and merely an allocation of salary for services as a director from the U.S. entity that employs them to the public company.
In addition to the annual cash fees set forth in the table above, each non-employee director is entitled to receive an annual grant of restricted share units under our Incentive Plan with a fair value at the time of grant equal to approximately $150,000, which generally cliff vests on the earlier of the one year anniversary of the date of grant or the Company’s annual shareholder meeting that occurs in the calendar year following the date of grant. Non-employee directors may defer settlement of the restricted share units beyond the vesting date in accordance with Section 409A of the U.S. tax code. Our annual equity grants to non-employee directors are made on the date of the annual meeting of shareholders. Any non-employee director appointed to our Board subsequent to the date of the annual meeting of shareholders shall be issued, on the date of such appointment, a pro rata portion of the annual grant based on the time between the director’s date of appointment and the next annual meeting of shareholders.

59 | MICHAEL KORS	2016 Proxy Statement

Our directors are permitted to use the Company aircraft to travel to and from Board and committee meetings, and we reimburse our non-employee directors for reasonable travel and other related expenses in connection with such meetings. Non-employee directors (like all of our eligible full-time employees) are also provided with a merchandise discount on our products.

Director Compensation Table
The following table sets forth the amount of compensation earned by each of our non-employee directors for service on our Board during Fiscal 2016:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)(2)	Total ($)
M. William Benedetto	178,000	149,989	327,989
Judy Gibbons	81,000	149,989	230,989
Ann McLaughlin Korologos	118,500	149,989	268,489
Stephen Reitman	112,750	149,989	262,739
Jane Thompson	104,500	149,989	254,489
Jean Tomlin	99,750	149,989	249,739
  _____________________________________

(1)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted-average assumptions for Fiscal 2016 equity awards are set forth in Note 15 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2016.

(2)
These RSUs generally vest on the earlier of the one year anniversary of the date of grant or the Company’s annual shareholder meeting that occurs in the calendar year following the date of grant, except where settlement is deferred in accordance with Section 409A of the U.S. tax code.

Director Share Ownership Guidelines
We have share ownership guidelines for our non-employee directors, which provide that each non-employee director must attain ownership of an amount of shares equal to at least five times his or her annual cash retainer within five years from the date such non-employee director is appointed to the Board.
Independent Director Share Ownership at Fiscal Year End
As of the end of Fiscal 2016, each non-employee director held ordinary shares as follows:

Name	Ordinary Shares	Meets Guidelines
M. William Benedetto	10,901	✓
Judy Gibbons	6,895	✓
Ann McLaughlin Korologos	5,019	✗(1)
Stephen Reitman	7,501	✓
Jane Thompson	1,048	✗(2)
Jean Tomlin	5,019	✗(1)
_______________________
(1)     Has until March 18, 2018 to meet guidelines.
(2)     Has until January 27, 2020 to meet guidelines.

60 | MICHAEL KORS	2016 Proxy Statement

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
In compliance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting to our shareholders for approval a non-binding resolution to ratify named executive officer compensation, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. This proposal gives our shareholders the opportunity to vote to approve, on a non-binding advisory basis, our executive pay program and policies through the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in the Proxy Statement for the 2016 Annual Meeting of Shareholders.”
Vote Required and Board Recommendation
Approval of the above resolution requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. The vote is advisory and non-binding in nature, but our Compensation and Talent Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results. A non-binding advisory vote on executive compensation will be held annually. Therefore, the Company’s shareholders will again be presented with a proposal to vote, on a non-binding advisory basis, on the Company’s executive compensation at the Company’s 2017 Annual Meeting of Shareholders.
Our Board of Directors unanimously recommends a vote “FOR” approval of the advisory resolution on executive compensation.

61 | MICHAEL KORS	2016 Proxy Statement

PROPOSALS OF SHAREHOLDERS FOR THE 2017 ANNUAL MEETING
We currently intend to hold our 2017 Annual Meeting of Shareholders in August 2017. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2017 Annual Meeting of Shareholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than February 21, 2017. Assuming that the 2017 Annual Meeting of Shareholders is held no more than 30 days before, and no more than 70 days after, the anniversary date of the 2016 Annual Meeting, shareholders who intend to present a proposal at the 2017 Annual Meeting of Shareholders without inclusion of such proposal in our proxy materials or who intend to nominate a director are required to provide us notice of such proposal or nomination no later than May 6, 2017 or earlier than April 6, 2017. In the event that the date of the 2017 Annual Meeting of Shareholders is more than 30 days before, or more than 70 days after, such anniversary date, notice of any such proposal or director nomination must be provided to us no later than the later of the 90th day prior to the date of the 2017 Annual Meeting of Shareholders or the tenth day following the first public announcement of the date of the meeting and no earlier than the close of business on the 120th day prior to the date of the 2017 Annual Meeting of Shareholders. Additionally, shareholders must comply with other applicable requirements contained in Regulations 69, 70 and 71 of our Memorandum. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our Memorandum and applicable laws.
OTHER MATTERS
Our Board of Directors has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the shareholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.
ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended April 2, 2016, as filed with the SEC (including with exhibits if requested), will be sent to any shareholder, without charge, upon oral or written request addressed to the Corporate Secretary of the Company at the Company’s principal executive office or by electronically submitting the Information Request form located on the Investor Relations page of the Company’s website at www.michaelkors.com. You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or on the Investor Relations page of our website.

62 | MICHAEL KORS	2016 Proxy Statement

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement and the other proxy materials provided herewith contain forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this Proxy Statement and the other proxy materials provided herewith are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2016 (File No. 001-35368), filed on June 1, 2016 with the SEC.
YOUR VOTE IS IMPORTANT. OUR BOARD OF DIRECTORS URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.
By Order of the Board of Directors
John D. Idol
Chairman and Chief Executive Officer

London, United Kingdom
June 21, 2016

63 | MICHAEL KORS	2016 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11918-P80793

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MICHAEL KORS HOLDINGS LIMITED

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Michael Kors	☐	☐	☐
1b. Judy Gibbons	☐	☐	☐
1c. Jane Thompson	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E11919-P80793

MICHAEL KORS HOLDINGS LIMITED
Annual Meeting of Shareholders
August 4, 2016 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John D. Idol, Joseph B. Parsons and Lee S. Sporn and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Ordinary Shares of MICHAEL KORS HOLDINGS LIMITED that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, local time, on August 4, 2016, at Baker & McKenzie LLP, 100 New Bridge Street, London, United Kingdom 6JA EC4V, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side